As filed with the U.S. Securities and Exchange Commission on July 10, 2025.

Registration No. 333-288562

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIACELL THERAPEUTICS CORP.
(Exact name of registrant as specified in its charter)

British Columbia	2834	47-1099599
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

Suite 300 - 235 15th Street

West Vancouver, BC V7T 2X1

(604) 921-1810

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. William V. Williams

Chief Executive Officer

Suite 300 - 235 15th Street

West Vancouver, BC V7T 2X1, Canada

(604) 921-1810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Avital Perlman, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Telephone: (212) 930-9700	Virgil Hlus, Esq. Andrew Stewart, Esq. Cozen O’Connor LLP Bentall 5, 550 Burrard Street, Suite 2501 Vancouver, BC V6C 2B5, Canada Telephone: (604) 674-9170

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 10, 2025

Up to 6,825,938 Common Units

Each Common Unit consisting of One Common Share and One Warrant to Purchase One Common Share

Up to 6,825,938 Pre-Funded Units

Each Pre-Funded Unit consisting of One Pre-Funded Warrant and One Warrant to Purchase One Common Share

Up to 6,825,938 Common Shares included in the Common Units

Up to 6,825,938 Pre-Funded Warrants included in the Pre-Funded Units

Up to 6,825,938 Warrants

Up to 6,825,938 Common Shares Underlying the Pre-Funded Warrants

Up to 6,825,938 Common Shares Underlying the Warrants

BriaCell Therapeutics Corp.

We are offering on a best efforts basis (the “Offering”) up to 6,825,938 common units (each, a Common Unit”), each Common Unit consisting of one common share, no par value per share, of BriaCell Therapeutics Corp. and one warrant to purchase one common share (the “Warrant”). The assumed public offering price for each Common Unit used throughout this prospectus is $2.93, which was the last reported sale price of our common shares on the Nasdaq Capital Market (“Nasdaq”) on July 2, 2025.

The Common Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. Each Warrant will entitle the holder to purchase one common share at an exercise price of $3.6625, equal to 125% of the assumed public offering price of one Common Unit of $2.93 per Common Unit (which is the last reported sales price of our common shares on Nasdaq on July 2, 2025). Each Warrant will expire five years from date of issuance.

We are also offering to each purchaser, if any, whose purchase of Common Units in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following consummation of this Offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units  (each a “Pre-Funded Unit”) in lieu of Common Units. Each Pre-Funded Unit will consist of one pre-funded warrant to purchase one common share, or the Pre-Funded Warrant, and one Warrant. Each Pre-Funded Warrant will be immediately exercisable for one common share and will not expire prior to exercise. The purchase price of each Pre-Funded Unit will equal the price per Common Unit being sold to the public in this Offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. For each Pre-Funded Unit that we sell, the number of Common Units that we are offering will be decreased on a one-for-one basis.

The common shares and Pre-Funded Warrants can each be purchased in this Offering only with the accompanying Warrants that are part of a Common Unit or Pre-Funded Unit, respectively, but the components of the Common Units and Pre-Funded Units will be immediately separable and will be issued separately in this Offering. See “Description of Securities” in this prospectus for more information.

The Offering also includes the common shares issuable from time to time upon exercise of the Pre-Funded Warrants and Warrants.

The Common Units, the Pre-Funded Units, the Warrants and the Pre-Funded Warrants will not be listed on the Nasdaq or the Toronto Stock Exchange (“TSX”) and are not expected to trade in any market. We are also registering the common shares issuable upon exercise of the Warrants and Pre-Funded Warrants pursuant to this prospectus.

This Offering will terminate on September 13, 2025, unless completed sooner or we decide to terminate the Offering (which we may do at any time in our discretion) prior to that date.

We will deliver all securities to be issued in connection with this Offering delivery versus payment/receipt versus payment upon receipt by us of investor funds. We will have one closing for all the securities purchased in this Offering. Accordingly, neither we nor the placement agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Our common shares are listed on Nasdaq and the Toronto Stock Exchange (“TSX”) under the symbols “BCTX” and “BCT”, respectively, and our public warrants are listed on Nasdaq under the symbols “BCTXW” and “BCTXZ”. On July 9, 2025, the last reported sale price of our common shares on Nasdaq was $2.11 per share, the last reported sale price of our BCTXW public warrants on Nasdaq was $0.0698 per warrant and the last reported sale price of our BCTXZ public warrants on Nasdaq was $0.80 per warrant. The actual public offering price per Common Unit sold in this Offering will be determined between us and the placement agent based on market conditions at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

We have engaged ThinkEquity LLC, or the placement agent, to act as our exclusive placement agent in connection with this Offering. The placement agent has agreed to use its reasonable best-efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this Offering. Because there is no minimum Offering amount required as a condition to closing this Offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this Offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. We will bear all costs associated with the Offering. See “Plan of Distribution” on page 39 of this prospectus for more information regarding these arrangements.

We are an “emerging growth company,” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 24 of this prospectus before purchasing our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

	Per Common Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	We refer you to “Plan of Distribution” beginning on page 39 for additional information regarding placement agent compensation.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this Offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

The delivery to purchasers of the securities in this Offering is expected to be made on or about                 , 2025.

ThinkEquity

The date of this prospectus is                 , 2025.

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ABOUT THIS PROSPECTUS

We have not, and the placement agent has not, authorized anyone to provide any information to you or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front cover of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this Offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the applicable prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any prospectus supplement and any post-effective amendment together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the placement agent has taken any action to permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this Offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the Offering and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common shares, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections included in or incorporated by reference herein. In this prospectus, unless otherwise stated or the context otherwise requires, references to the “Company,” “we,” “our,” “BriaCell” and “us” refer to BriaCell Therapeutics Corp., and its subsidiaries, unless otherwise indicated or required by the context.

Overview

BriaCell Therapeutics Corp. (the “Company”), is a clinical-stage biotechnology company that is developing novel immunotherapies with the goal to transform cancer care. Immunotherapies have come to the forefront in the fight against cancer as they harness the body’s own immune system to recognize and destroy cancer cells. The Company is currently advancing its Bria-IMT™ targeted immunotherapy in combination with an immune check point inhibitor (Retifanlimab; manufactured and supplied by Incyte) in a pivotal1 Phase 3 study in metastatic breast cancer. The pivotal Phase 3 study of Bria-IMT™ is currently under Fast Track Designation by the U.S. FDA intended to accelerate the review process of novel treatments that address unmet medical needs. Positive completion of the pivotal Phase 3 study, following review by FDA, could lead to full approval of the Bria-IMT™ plus an immune checkpoint inhibitor in metastatic breast cancer.

Additionally, BriaCell is conducting a Phase 1/2 study (ClinicalTrials.gov identifier: NCT06471673) to evaluate the safety and efficacy of Bria-OTS™, BriaCell’s personalized next generation immunotherapy. The study will investigate Bria-OTS™ alone and in combination with immune check point inhibitor tislelizumab® (manufactured and supplied by BeiGene, Ltd.) for the treatment of metastatic breast cancer. BriaCell is developing Bria-OTS+™, an enhanced version of Bria-OTS™, which provides a platform technology to develop personalized off-the-shelf immunotherapies for numerous types of cancer. BriaCell also has in preclinical development a soluble CD80 protein therapeutic which acts both as a stimulator of the immune system as well as an immune checkpoint inhibitor.

Market

Recent Announcements and Developments

On April 9, 2024, BriaCell announced the presentation of positive clinical data from its lead product candidate, Bria-IMT™, in two posters of its three poster sessions during the 2024 American Association for Cancer Research (AACR) Annual Meeting held from April 5-10 at San Diego Convention Center, San Diego, CA.

The posters are summarized below.

1 “Pivotal” is an industry term referring to a Phase 3 clinical study intended to show and confirm the safety and efficacy of a treatment.

2

Poster 1 – Title: Efficacy of Bria-IMT™ regimen in inducing CNS metastasis regression

Clinical benefit of Bria-IMT™ regimen - alone or combined with an immune check point inhibitor (CPI) in advanced breast cancer patients with CNS metastatic disease

●	Clinical efficacy: 71% (5/7) intracranial objective response rate (iORR), defined as the percentage of patients who achieve a complete response (complete disappearance) or partial response (volume reduction of 30% or more) in intracranial tumors, achieved in patients with central nervous system (CNS) metastases treated with the Bria-IMT™ regimen, either alone or in combination with an immune checkpoint inhibitor (i.e. PD-1 inhibitor pembrolizumab or retifanlimab). These patients failed multiple prior treatments including 2 antibody-drug conjugates (ADCs) in one case. Clinical benefit is observed across all subsets of breast cancer.
●	Safety profile: Absence of both interstitial lung disease (ILD), a common serious adverse event with ADCs, and no Bria-IMT™-related treatment discontinuations underscore Bria-IMT™’s tolerability and safety profile.

In summary, Bria-IMT™’s tumor reductions observed in all breast cancer subtypes in patients with intracranial disease underlines its potential clinical effectiveness in managing CNS metastatic disease in advanced breast cancer. BriaCell will continue to monitor the data in this subgroup of patients including a pre-planned subgroup analysis in the current pivotal Phase 3 study in metastatic breast cancer. Treatment of patients with CNS metastatic disease represents a potential additional indication for market approval of Bria-IMT™.

Poster 2 – Title: Efficacy and safety of SV-BR-1-GM after progression on ADC in metastatic breast cancer patients

Notable progression-free survival of Bria-IMT™ in antibody-drug conjugate (ADC) resistant metastatic breast cancer

Phase 2 clinical data of the Bria-IMT™ regimen in 23 metastatic breast cancer patients who failed multiple prior treatments including ADCs and CPIs (median of 6 prior treatments) are presented.

●	Progression-free Survival: Median progression free survival (PFS), defined as the length of time during which a patient’s cancer does not get worse, in heavily pre-treated patients of 3.5 months is comparable to that seen in similar studies in patients with a history of fewer prior treatments (median of 4)[4,5]. Similarly, median PFS of 4.2 months in patients receiving the Bria-IMT™ pivotal Phase 3 formulation is approximately twice the PFS figures reported for treatment of physician’s choice (TPC) in other similar studies. These PFS results suggest clinical efficacy considering the larger number of prior treatments in Bria-IMT™ patients vs those of the other studies.

4 Cortes J et al. Eribulin monotherapy versus treatment of physician’s choice in patients with metastatic breast cancer (EMBRACE): a Phase III open-label randomized study. Lancet (2011) 377: 914–23.

5 Bardia A et al. Final results from the randomized Phase III ASCENT clinical trial in metastatic triple-negative breast cancer and association of outcomes by human epidermal growth factor receptor 2 and trophoblast cell surface antigen 2 expression. J Clin Oncol (2024) 00:1-7.

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●	Clinical efficacy: PFS is similar or better than that of the last regimen in 48% (11/23) of the patients suggesting Bria-IMT™ effectiveness in these patients. Additionally, a clinical benefit rate (CBR), defined as percentage of patients whose disease shrinks or remains stable over a certain time, of 56% is observed in evaluable patients further suggesting clinical benefit.
●	Subset specific clinical benefits: Study data to date suggests clinical benefit for multiple breast cancer subtypes including HR+/HER2- (the most common breast cancer subtype, testing positive for estrogen and/or progesterone receptors and negative for human epidermal growth factor receptor 2 or HER2) with a CBR following treatment, of 63% (5 of 8 patients); HER2+ subtype (a positive test for HER2) with a 100% CBR (2 of 2 patients) and HR-/HER2 low subtype (a negative test for estrogen and/or progesterone receptor and a negative test for HER2) showing a CBR of 66% (2 of 3 patients).
●	Safety profile: There are no incidents of interstitial lung disease - a well-documented serious adverse event associated with ADCs, - in either ADC naïve or ADC treated patients, and no treatment-related discontinuations of Bria-IMT™.

In summary, the data to date shows that Bria-IMT™ provides potential progression-free survival and clinical benefits in heavily pre-treated, ADC resistant breast cancer patients compared with those in other similar studies. BriaCell will be monitoring ADC resistant patients in its ongoing pivotal Phase 3 study of Bria-IMT™ and CPI in metastatic breast cancer.

On April 10, 2024, BriaCell reported preclinical data showing anti-cancer activity of its next generation, personalized, off-the-shelf, cell-based breast and prostate cancer immunotherapies, Bria-OTS+™ and Bria-PROS+™, in a poster session during the 2024 American Association for Cancer Research (AACR) Annual Meeting held from April 5-10 at San Diego Convention Center, San Diego, CA. The poster is summarized below.

Title: Bria-OTS+ ™ immunotherapy platform: Harnessing gene-modified tumor cells to reinvigorate the cancer immunity cycle for precision anti-tumor responses

BriaCell has designed Bria-OTS+™, an immunotherapy platform representing the next generation (enhanced version) of Bria-OTS™, BriaCell’s personalized off-the-shelf (i.e. pre-manufactured and ready for use) immunotherapy for cancer. Bria-OTS+™ immunotherapy expresses multiple immune activating cytokines and co-stimulatory molecules in addition to immune boosting granulocyte-macrophage colony-stimulating factor (GM-CSF). BriaCell expects to use Bria-OTS+™ (specifically Bria-BRES+™ and Bria-PROS+™) in its upcoming phase 1/2a clinical studies for breast and prostate cancer, respectively. Bria-PROS+™ has already entered GMP manufacturing to generate clinical supplies for the phase 1/2a study. The characteristics of the next generation Bria-OTS+™ immunotherapy platform include the following:

●	Bria-OTS+™ activate key components of the innate immune system which serves as the body’s first line of defense against cancer
●	Bria-OTS+™ engage multiple facets of the adaptive immune response. This may result in lasting anti-cancer effects in patients
●	Specifically activates Natural Killer (NK) cells to counter cancer immune escape caused by the loss of human leukocyte antigens (HLA)
●	Designed for personalized and ready-to-use therapy with long term stability

Given ease of administration, potent, multi-faceted immune system activation, and potentially favorable safety profile, BriaCell believes Bria-OTS+™ may deliver significant clinical efficacy and survival benefits in breast cancer and prostate cancer, respectively.

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On April 24, 2024, BriaCell announced an oral presentation on the clinical data of the randomized Phase 2 study evaluating Bria-IMT™ in patients with metastatic breast cancer at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting taking place May 31 – June 4 at McCormick Place, Chicago, IL. Principal Investigator and Professor of Oncology, Mayo Clinic, Saranya Chumsri, MD, provided the presentation.

BriaCell’s oral presentation and two poster presentations are summarized below.

Oral Presentation Summary

Title: Outcomes of advanced/metastatic breast cancer (aMBC) treated with Bria-IMT™, an allogeneic whole cell immunotherapy.

This presentation details the results of BriaCell’s randomized Phase 2 study of Bria-IMT™ in combination with retifanlimab, a CPI. The goal of randomization was to compare whether administration of the CPI early, in the first cycle of therapy, or later, late in the second cycle of therapy, offered any advantage. Two different formulations of Bria-IMT™ were also evaluated; one treated with interferon gamma and one untreated.

The patients entering the study were very heavily pretreated and had failed multiple prior therapies including ADCs in 44% and immune checkpoint inhibitors (CPIs in 20%.

A total of 54 patients were included in the Phase 1/2 study. On average they had failed six prior therapy attempts.

In the Phase 2 portion of the study, there were 32 patients with 16 treated with CPI early and 16 treated with CPI late. There was no statistically significant difference in progression-free survival (PFS) between the two groups. However, a slight advantage in the CPI early group has led this to being the selected regimen for the Phase 3 study. In the entire Phase 1/2 experience, with 54 patients, the formulation not incubated with interferon gamma showed a statistically significant improvement in progression-free survival (PFS). Therefore, this formulation was selected for the Phase 3 study. The data are shown in Figure 1.

Figure 1. Effect of treatment sequence and formulation on PFS.

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Clinical benefit was seen in 55% of evaluable patients across all subtypes of breast cancer as shown in Figure 2 below.

Figure 2: Objective Response Rate (ORR) and Clinical Benefit Rate (CBR) in the Bria-IMT™ Phase 1/2Study

The progression free survival rate and the clinical benefit rate as well as the objective response rate appear higher than those of similar patients treated with the treatment of their physician’s choice (TPC) in other studies. Notably, TPC will be the comparator in the Phase 3 study of Bria-IMT™. This is noted in Table 1 below.

Table 1. Comparative PFS, ORR and CBR in Similar Patients

Study	Prior Lines of Therapy (median, range)	PFS (months)	ORR (%)		CBR (%)
BriaCell’s Phase 2 patients who received pivotal Phase 3 study formulation	6 (2-13)	3.9	9.5	*	55	*
BriaCell’s ADC Resistant Phase 2 patients who received pivotal Phase 3 study formulation	6 (3-13)	4.1	12	**	53	**
Bardia, A. et. al. [1]	4 (2-14)	1.7	4		8
Tripathy D. et. al. [2]	≥4 in 91%	1.9	3		10
O’Shaughnessy J. et. al. non-TNBC [3]	5 (2-14)	2.3	4		7
O’Shaughnessy J. et. al. TNBC [3]	4 (2-10)	1.6	5		10

*Data is for evaluable patients, n=42 with 12 not evaluable.

** Data is for evaluable patients, n = 17 with 6 not evaluable.

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References: Data is shown for the intent to treat population for the control group treated with treatment of physician’s choice, which is the comparator in the BriaCell pivotal Phase 3 study

1. Bardia A, et al. J Clin Oncol. 2024 May 20;42(15):1738-1744.

2. Tripathy D, et al. JAMA Oncol. 2022 Nov 1;8(11):1700-1701. jamaoncol.2022.4346. PMID: 36136348. This paper describes patients with brain metastases.

3. O’Shaughnessy J, et al. Breast Cancer Res Treat. 2022 Sep;195(2):127-139.

Poster Presentation Summary

The first poster described BriaCell’s ongoing pivotal Phase 3 registrational study in metastatic breast cancer. BriaCell is excited to collaborate on this important program with authors and BriaCell medical advisory board members Sara A. Hurvitz, MD, Professor of Medicine, Fred Hutchinson Cancer Center, Adam M. Brufsky, MD, PhD, Professor of Medicine, University of Pittsburgh School of Medicine, and Massimo Cristofanilli, MD, Professor of Medicine, Weill Cornell Medical College, Cornell University. The second poster described clinical data of Bria-IMT™ in metastatic breast cancer patients who failed antibody drug conjugates (ADCs) and is spearheaded by Chaitali Nangia, MD, Partner, Hoag Medical Group, and Carmen Calfa, MD, Professor of Medicine, University of Miami.

Title: Study of the Bria-IMT™ regimen and CPI vs physicians’ choice in advanced metastatic breast cancer (BRIA-ABC).

Based on Phase 2 clinical data showing potential survival and clinical benefit outcomes in advanced breast cancer patients treated with the Bria-IMT™ regimen, the pivotal Phase 3 study has been designed as a multicenter randomized, open label comparison of the Bria-IMT™ regimen plus CPI in one arm versus TPC in metastatic breast cancer patients with no approved alternative therapies available. Patients’ eligibility includes treatment with 2 or more prior regimens. There will be another arm of the Bria-IMT™ regimen alone (monotherapy). For additional information on the pivotal Phase 3 study, please visit ClinicalTrials.gov as NCT06072612.

Title: SV-BR-1-GM after progression on ADC in patients with metastatic breast cancer.

Potential progression-free survival and clinical benefit of Bria-IMT™ in ADC resistant metastatic breast cancer

Phase 2 clinical data of the Bria-IMT™ regimen in 23 metastatic breast cancer patients who failed multiple prior treatments including ADCs and CPIs (median of 6 prior treatments) were presented.

Clinical efficacy

●	In evaluable patients, the objective response rate (ORR) was 12% and clinical benefit rate (CBR) was 53% which suggests clinical benefit compared with similar patients in the literature (see Table 1 above)..
●	Median PFS of 4.1 months with the Phase 3 formulation was ~twice that seen of patients in similar studies - 1.7[1] and 2.2[3] months - who received TPC. The PFS results suggest clinical efficacy given the larger number of prior treatments (median of 6) in Bria-IMT™ patients vs those of the other studies (median of 4).
●	Subset specific clinical benefits: Study data to date suggests clinical benefit for multiple breast cancer subtypes including HR+/HER2- (the most common breast cancer subtype, testing positive for estrogen and/or progesterone receptors and negative for human epidermal growth factor receptor 2 or HER2) with a CBR following treatment, of 63% (5 of 8 patients); HER2+ subtype (a positive test for HER2) with a 100% CBR (2 of 2 patients) and HR-/HER2 low subtype (a negative test for estrogen and/or progesterone receptor and a negative test for HER2) showing a CBR of 66% (2 of 3 patients). See Table 2.

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Table 2: Treatment Efficacy by Metastatic Breast Cancer Subtype in ADC-resistant patients

Histology	All Patients (N)	Evaluable (N) Patients	Best ORR	Best CBR
All ADC Resistant	23	17	12% (2 / 17)	53% (9 / 17)
ER/PR + / HER2 low or -	8	8	13% (1 / 8)	63% (5 / 8)
HER2+	3	2	50% (1 / 2)	100% (2 / 2)
TNBC	12	7	0	29% (2 / 7)

●	Bria-IMT™ showed progression-free survival advantage longer or similar to penultimate treatment in 48% of patients, likely by reversing immune exhaustion in patients irrespective of specific prior ADC.

Safety profile

Absence of both interstitial lung disease (ILD), a common serious adverse event with ADCs, and Bria-IMT™- related treatment discontinuations underscore Bria-IMT™’s tolerability and safety profile.

In summary, the data to date shows that heavily pre-treated, ADC resistant breast cancer patients in the Bria-IMT™ combination study had progression-free survival and clinical benefit rates that appears to compare well with those in other similar studies (Table 1). BriaCell is closely monitoring ADC resistant patients in its ongoing pivotal Phase 3 study of Bria-IMT™ and CPI in metastatic breast cancer.

Title: Differential efficacy of SV-BR-1-GM in inducing intracranial metastasis regression.

Clinical benefit of the Bria-IMT™ regimen - alone or combined with an immune check point inhibitor (CPI) in advanced breast cancer patients with CNS metastatic disease

Central nervous system (CNS) metastases, including brain metastases and other intracranial metastases, is a dire clinical situation with very poor survival. Very few therapies have shown any effect on CNS or intracranial metastases in breast cancer and it is a serious unmet medical need.

Clinical efficacy:

●	71% (5/7) intracranial objective response rate (iORR) was reported in evaluable patients with central nervous system (CNS) metastases treated with the Bria-IMT™ regimen, either alone or in combination with an immune checkpoint inhibitor (i.e. PD-1 inhibitor pembrolizumab or retifanlimab). These patients failed multiple prior treatments including 2 ADCs in one case. This is illustrated in Figure 3.

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Figure 3. Intracranial Tumor Responses in Patients with Intracranial Metastases Treated with Bria-IMT™

Monotherapy
+ Pembrolizumab
+Retifanlimab
Sum of Diameters
% Change from Baseline
50
0
-50
-100
Baseline
1st Scan
2nd Scan
3rd Scan
4th Scan
5th Scan
6th Scan
7th Scan
8th Scan

■	Tumor reductions (≥30% reduction in the sum of diameters) were observed in heavily pretreated patients highlighting potential clinical benefit of Bria-IMT™ in managing CNS metastases
■	This is a pre-planned subgroup analysis in the pivotal Phase 3 study of Bria-IMT™ providing another opportunity for approval

Safety profile:

No treatment related discontinuation was reported.

In summary, Bria-IMT™’s tumor reductions observed in patients with intracranial disease underlines its potential clinical effectiveness in managing CNS metastatic disease in advanced breast cancer. BriaCell will continue to monitor the data in this subgroup of patients in its ongoing pivotal Phase 3 study of Bria-IMT™ plus CPI in metastatic breast cancer. Treatment of patients with CNS metastatic disease represents a potential additional indication for market approval of Bria-IMT™.

Copies of the poster presentations and abstracts are posted on https://briacell.com/scientific- publications/.

References

1.	Bardia A, et al. Final Results From the Randomized Phase III ASCENT Clinical Trial in Metastatic Triple-Negative Breast Cancer and Association of Outcomes by Human Epidermal Growth Factor Receptor 2 and Trophoblast Cell Surface Antigen 2 Expression. J Clin Oncol. 2024 May 20;42(15):1738-1744. doi: 10.1200/JCO.23.01409. Epub 2024 Feb 29. PMID: 38422473.
2.	Tripathy D, et al. Treatment with etirinotecan pegol for patients with metastatic breast cancer and brain metastases: final results from the Phase III ATTAIN randomized clinical trial. JAMA Oncol. 2022;8(7):1047-1052. doi:10.1001/jamaoncol.2022.0514.
3.	O’Shaughnessy J et al. Analysis of patients without and with an initial triple-negative breast cancer diagnosis in the Phase III randomized ASCENT study of sacituzumab govitecan in metastatic triple-negative breast cancer. Breast Cancer Res Treat. 2022 Sep;195(2):127-139. doi: 10.1007/s10549-022-06602-7. Epub 2022 May 11. PMID: 35545724; PMCID: PMC9374646.

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On May 28, 2024, BriaCell announced a clinical supply agreement with BeiGene, Ltd. (NASDAQ: BGNE) (“BeiGene”) to evaluate the safety and efficacy of Bria-OTS™, BriaCell’s next generation immunotherapy, in combination with BeiGene’s anti-PD-1 antibody, tislelizumab, for the treatment of advanced heavily pretreated metastatic breast cancer.

On May 30, 2024, BriaCell announced the initiation of a first-in-human, Phase 1/2 study evaluating safety and efficacy of Bria-OTS™, BriaCell’s personalized off-the-shelf next generation immunotherapy, as monotherapy and in combination with PD-1 inhibitor tislelizumab, in metastatic breast cancer.

On July 18, 2024, BriaCell reported updated progression free survival ( PFS) for its top responder patient in the Phase 2 study of BriaCell’s Bria-IMT™ regimen in combination with an immune checkpoint inhibitor in metastatic breast cancer. The patient remains alive and she continues to receive BriaCell’s treatment regimen.

On September 10, 2024, BriaCell announced that it received feedback from its Pre-Investigational New Drug Application (“Pre-IND”) meeting with the FDA for Bria-PROS+™ in prostate cancer. As a result of the Pre-IND meeting, the FDA did not require the animal toxicology and animal pharmacokinetic (PK) studies requirement for opening the IND, clarifying the development pathway for Bria-PROS+™. Other areas of discussion included BriaCell’s plan to initiate the Phase 1/2 study pending completion of standard manufacturing and testing requirements.

On September 11, 2024, BriaCell reported positive updated overall survival data in its Phase 2 clinical study of Bria-IMT™ in combination with an with an immune checkpoint inhibitor (CPI) in late stage metastatic breast cancer. Median overall survival of 15.6 months in patients treated with the phase 3 formulation of Bria-IMT™ since 2022 was reported. Overall survival (OS) of 5.9-9.8 months has been reported for similar patients in the literature. Ongoing Phase 3 study investigates Bria-IMT™ in similar metastatic breast cancer population. No drug related discontinuations were reported.

On September 18, 2024, BriaCell announced an FDA-authorized expanded access policy for metastatic breast cancer patients. FDA authorized the Expanded Access Policy (EAP) to help metastatic breast cancer patients in need of novel treatments. The expanded access policy will provide Bria-IMT™ to those cancer patients in need beyond the scope of BriaCell’s pivotal Phase 3 clinical trial.

On October 1, 2024, BriaCell reported 100% Resolution of brain metastasis in breast cancer patient with “eye-bulging” tumor treated in the Phase 2 study of the Company’s Bria-IMT™ plus immune checkpoint inhibitor regimen. The anti-tumor response included complete resolution of right temporal lobe brain metastasis. Heavily pre-treated, this patient had failed 8 prior regimens including antibody-drug conjugate ( ADC) therapy and continues to receive Bria-IMT™ treatment.

On October 15, 2024, the Company provided an update on its pivotal Phase 3 study in metastatic breast cancer - 35 clinical sites (18 main and 17 satellite) were active and enrolling patients. Additional sites were in various stages of start-up. Interim data will be analyzed once 144 events (deaths) occur, comparing the overall survival (OS) in patients treated with the Bria-IMT™ combination regimen versus those treated with physician’s choice as the primary endpoint. Positive results of the pivotal Phase 3 study could result in full approval and marketing authorization for Bria-IMT™ in MBC patients. The Bria-IMT™ combination regimen has received FDA Fast Track designation.

On October 22, 2024, the Company reported that in the Company’s Phase 2 clinical study, patients treated with the same Bria-IMT™ regimen formulation being used in the ongoing Phase 3 pivotal trial experienced a one-year survival rate of 55% (i.e. 55% of patients remain alive at least one year after starting on the study). This rate compares with the survival data of the current standard of care for similar patients (see Table 4 below). Notably, 4 of 13 patients recruited in 2022 remain in survival follow-up as well.

On July 9, 2025, BriaCell announced the sustained complete resolution of lung metastasis in a patient with hormone receptor-positive (HR+), HER2-negative, metastatic breast cancer (MBC) treated with Bria-OTS, the Company’s personalized, off the shelf immunotherapy.

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Table 4: Comparable Analysis of 1 year survival for the BriaCell Phase 2 study

Reference	Breast Cancer Type	Median prior lines of therapy	Median OS (months)	Percent Survival at 1 year
Bria-IMT™ plus CPI	All types	6	13.4*	55%
	61% HR+		15.6**
	33% TNBC
	6% HER2+
Cortes et al.[1]	All types	4	9.1-9.3	~38-40%
	57% HR+
	18-19% TNBC
	18-20% HER2+
Kazmi et al.[2]	All types	2	7.2-9.8	30-38%
	51-52% HR+
	25-29% TNBC
	9-24% HER2+
Bardia et al. (TPC arm)[3]	TNBC	2-3	6.9	~23%
Rugo et al (TPC arm)[4]	HR+ HER2-	2	11.2	47%

* Patients treated with the Phase 3 formulation

** Patients treated with the Phase 3 formulation since 2022

1.	Cortes J, et al. Annals of Oncology 2018
2.	Kazmi S, et al. Breast Cancer Res Treat. 2020
3.	Bardia A, et al. J Clin Oncol. 2024
4.	Rugo HS, et al. The Lancet. 2023

Abbreviations:

HR+: hormone receptor-positive

TNBC: Triple-negative breast cancer (lacks or has low levels of the estrogen receptor, progesterone receptor, and human epidermal growth factor receptor 2 (HER2))

HER2+: Human epidermal growth factor receptor 2 positive

HR+ HER2-: hormone receptor-positive and human epidermal growth factor receptor 2 negative

TPC: Treatment of Physicians Choice

On November 8, 2024, BriaCell reported preclinical data showing in vitro anti-cancer activity of its next generation, personalized, off-the-shelf, cell-based breast and prostate cancer immunotherapies, Bria-BRES+™ and Bria-PROS+™, respectively, during a poster session at the 2024 Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting, held November 6-10, 2024, in Houston, TX.

On November, 21, 2024, the Company announced that the first patient was dosed in its Phase 1/2 study (ClinicalTrials.gov identifier: NCT06471673) to evaluate the safety and efficacy of Bria-OTS™, BriaCell’s personalized next generation immunotherapy. The study will investigate Bria-OTS™ alone and in combination with immune check point inhibitor tislelizumab® (manufactured and supplied by BeiGene, Ltd.) for the treatment of metastatic breast cancer. Bria-OTS™ is an enhanced form of Bria-IMT™, currently in pivotal Phase 3 study for metastatic breast cancer.

On November 23, 2024, Marc Lustig resigned from the board of directors of the Company.

On November 26, 2024, BriaCell announced the presentation of its overall survival and clinical benefit data in metastatic breast cancer (MBC) patients including those with CNS metastasis (not shown on the abstracts) who were treated with the Bria-IMT™ plus immune checkpoint inhibitor (CPI) combination in its “Spotlight” poster presentation session, at the 2024 San Antonio Breast Cancer Symposium® (SABCS® ) held at Henry B. Gonzalez Convention Center, San Antonio, TX.

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On December 2, 2024, BriaCell announced that the Data Safety Monitoring Board (DSMB), an independent group of experts who review and monitor safety data of a clinical study to determine if a study should continue, be modified, or be halted early, had completed its first review of safety events in patients enrolled in BriaCell’s pivotal randomized Phase 3 study of Bria-IMT™ plus an immune checkpoint inhibitor (CPI) combination regimen (ClinicalTrials.gov NCT06072612) in metastatic breast cancer. The Data Safety Monitoring Board (DSMB) stated no safety concerns, and recommended continuation of BriaCell’s pivotal Phase 3 study of Bria-IMT™ plus an immune check point inhibitor in metastatic breast cancer.

On December 11, 2024, BriaCell presented unprecedented overall survival data in metastatic breast cancer in Spotlight Poster at 2024 SABCS®. Median overall survival (OS) of 13.4 months for Phase 2 patients treated with the Phase 3 formulation (15.6 months for those treated since 2022), was ~double that of comparable patients in the literature(see Table 4 above). Final Phase 2 OS calculation was pending as many patients remain alive well over 1 year after starting the study. Median OS of 13.7 months was reported in breast cancer patients with central nervous system (CNS) metastasis treated with the Bria-IMT™ regimen alone or in combination with an immune check point inhibitor (CPI). Five BriaCell posters were presented that showcased survival and clinical benefit data, plus key biomarker data from the Phase 2 trial of the Bria-IMT™ regimen in combination with an immune checkpoint inhibitor in metastatic breast cancer (MBC). Biomarkers identify patients who benefit from treatments with the Bria-IMT™ regimen. No toxicity-related discontinuations were reported.

On January 3, 2025, the Company announced that the board of directors has approved the consolidation (the “Consolidation”) of the Company’s issued and outstanding common shares on the basis of one (1) post-Consolidation common share for every fifteen (15) pre-Consolidation common shares. The Consolidation is being implemented to ensure that the Company continues to comply with the listing requirements of Nasdaq. The effective date of the consolidation was January 29, 2025.

On February 3, 2025, the Company announced a clinical response including resolution of a lung metastasis (breast cancer tumor that spread to the lung) with stable disease elsewhere in the first metastatic breast cancer (MBC) patient treated with Bria-OTS™. Bria-OTS™ is a personalized off-the-shelf immunotherapy, currently under investigation in a Phase 1/2a dose escalation study (ClinicalTrials.gov identifier: NCT06471673) in metastatic recurrent breast cancer. Bria-OTS™ represents a personalized, next generation, advancement of BriaCell’s lead candidate Bria-IMT™ which is currently in a pivotal Phase 3 study for metastatic breast cancer.

On April 10, 2025, the Company announced that its majority owned subsidiary, BriaPro Therapeutics Corp. (“BriaPro”), is developing novel, high affinity antibodies to B7-H3, a key player in cancer progression, using molecular modeling techniques. BriaPro has filed provisional US patent applications for the corresponding technology and plans on filing an international patent application under the Patent Cooperation Treaty (PCT).

As both an immune checkpoint molecule that regulates T cell activity and a cell surface molecule expressed on many types of cancer cells, B7-H3 is a promising drug target. BriaPro plans on developing anti-B7-H3 antibodies for multiple cancer indications and plans to incorporate them into its Bria-TILsRx™ platform—a proprietary antibody platform designed to redirect and activate T cells within the tumor microenvironment. This platform integrates both T cell engagers, which promote T cell-mediated tumor killing, and tumor-targeted immune checkpoint modulators, which selectively block inhibitory signals on tumor infiltrating lymphocytes (TILs) to enhance their anti-tumor activity.

On April 16, 2025, the Company announced new positive survival data in its Phase 2 study of Bria-IMT plus check point inhibitors (CPI), outperforming ADC drugs in hormone receptor positive (HR+) metastatic breast cancer (MBC) patients. In BriaCell’s Phase 2 clinical study in late-stage MBC, 25 of 37 patients treated with the ongoing pivotal Phase 3 Bria-IMT formulation were identified as having HR+ breast cancer. As shown in Table 1, the survival data of these 25 patients (17.3 months) exceeds those of the current ADC standard of care TRODELVY® (14.4 months). The survival data for the Bria-IMT regimen + immune check point inhibitor in the triple negative breast cancer (TNBC), characterized by the absence of estrogen (ER), progesterone (PR) and human epidermal growth factor (HER2) receptors, was similar to TRODELVY® but still markedly higher (70%) than those of chemotherapy.Table 1: Comparable Analysis of median overall survival (estimated using the Kaplan-Meier method) for the BriaCell Phase 2 study of BriaCell’s Bria-IMT™ plus CPI versus other drugs in MBC patient subsets

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Reference	Breast Cancer Type	Median # of prior lines of therapy		Median OS (months)
Bria-IMT™ plus CPI*	HR+	6		17.3
TRODELVY®[1]	HR+	4		14.4
(sacituzumab govitecan-hziy)	Single agent chemotherapy	4		11.3

Bria-IMT™ plus CPI*	TNBC	6		11.4
TRODELVY®[1] (sacituzumab govitecan-hziy)	TNBC	3	**	11.8
	Single agent chemotherapy	3	**	6.9

* Patients treated with the Phase 3 formulation

** Number of prior chemotherapy-containing regimens

1.	https://www.gilead.com/-/media/files/pdfs/medicines/oncology/trodelvy/trodelvy_pi.pdf

Abbreviations:

HR+: hormone receptor-positive

TNBC: Triple-negative breast cancer (lacks the estrogen receptor, progesterone receptor, and lacks or has low levels of human epidermal growth factor receptor 2 (HER2))

On April 22, 2025, the Company announced its ongoing pivotal Phase 3 clinical study (listed on ClinicalTrials.gov as NCT06072612) has consented over 100 and has enrolled over 75 patients. BriaCell anticipates completing patient enrollment in late 2025 or early 2026, and may report top line data as early as H1-2026.

On April 24, 2025, BriaCell Confirmed 100% Resolution of Lung Metastasis with Bria-OTS (Figure 1). Complete resolution of lung metastasis confirmed at 4 months follow-up in a hormone receptor positive (HR+) breast cancer patient. Treatment well-tolerated and the patient remained on study with stable disease elsewhere. Sustained clinical response supports Bria-OTS personalized, off-the-shelf immunotherapy approach in Phase 1/2a metastatic breast cancer study.Figure 1: Treatment with Bria-OTS monotherapy resulted in 100% resolution of tumor in the lung of the MBC patient following 2 months of therapy and confirmed at 4 months of therapy1 (axial and coronal views)

1 Note that the other white dots in the lungs are blood vessels.

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As shown, the lesion in the patient’s right lung is undetectable after two months and confirmed resolved at 4 months. The updated images supersede those previously reported.

On April 30, 2025, BriaCell reported “Late-Breaker” Phase 3 data at AACR 2025. Positive tolerability profile and potential response biomarkers were identified. Phase 3 clinical data showed potential predictive biomarkers for treatment response, first identified in Phase 2 study. Biomarkers could be utilized to predict and provide better patient outcomes, including response rates and survival benefits. Positive delayed-type hypersensitivity (DTH) (p = 0.001) and a favorable Neutrophil-to-Lymphocyte Ratio (NLR) (p = 0.02) were linked to longer progression-free survival (PFS) in Phase 3 patients. Presence of Circulating Tumor Cells (CTC) after patients’ initial Phase 3 treatment supports their role as negative prognostic marker (p = 0.04). The Bria-IMT Phase 3 regimen was well-tolerated with a preferred tolerability profile.

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On May 23, 2025, BriaCell reported that its abstracts showcased positive survival and clinical benefit data at ASCO 2025. Phase 2 survival and clinical benefit data met or exceeded outcomes of FDA-approved therapies in comparable metastatic breast cancer patients, with no treatment-related discontinuations. Successful completion of the pivotal Phase 3 study may support Biologics License Application, Priority Review, Full Approval, and Commercialization.

On May 27, 2025, BriaCell announced that the Bria-OTS Phase 1/2 Study cleared safety evaluation, and BriaCell dosed its first patient in Bria-OTS combination with an immune checkpoint inhibitor. Specifically, Bria-OTS has cleared its safety evaluation in the Phase 1/2 study monotherapy dosage setting. Phase 1/2 study has now transitioned to dosing patients in combination with checkpoint inhibitor in metastatic breast cancer. The first Bria-OTS monotherapy patient remains on study with confirmed resolution of lung metastasis.

On June 2, 2025, BriaCell announced robust overall survival and clinical benefit data was being presenc=ted at the ASCO 2025 meeting. Three BriaCell posters and one publish-only abstract highlight robust clinical data from Bria-IMT™ and Bria-OTS™ studies in metastatic breast cancer ( MBC). Median Overall Survival of 17.3 months was reported in the Phase 2 study patients treated with the Phase 3 formulation (since 2022), which is superior to outcomes reported for comparable patients in the literature. Meaningful Clinical Benefit was observed in all MBC subtypes, including HER2+, HR+/HER2-, and triple-negative breast cancer (TNBC). The overall survival and clinical benefit data reported meet or exceeded that of FDA-approved therapies in comparable patients. In addition, there were no treatment-related discontinuations.

The details of the poster presentation sessions and publish-only abstract are listed below.

Poster Title: Update on phase III pivotal trial of Bria-IMT + CPI vs physician’s choice in advanced metastatic breast cancer (BRIA-ABC)

Session Date and Time: June 2, 2025 9:00 AM-12:00 PM CDT

Abstract Number for Publication: TPS1138

Poster Board Number: 108a

Session Type and Title: Poster Session – Breast Cancer—Metastatic

“Trial in Progress” poster presents early enrollment data and the overall design of the Phase 3 pivotal trial along with updated clinical outcomes from the Phase 2 Bria-IMT study.

Poster Title: Bria-IMT + checkpoint inhibitor: Phase I/II survival results compared to benchmark trials in metastatic breast cancer

Session Date and Time: June 2, 2025 9:00 AM-12:00 PM CDT

Abstract Number for Publication: 1096

Poster Board Number: 75

Session Type and Title: Poster Session – Breast Cancer—Metastatic

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In the Phase 2 study of Bria-IMT combined with an immune checkpoint inhibitor (CPI) in 54 heavily pre-treated metastatic breast cancer (MBC) patients (median of six prior systemic therapies; range 2–13), Bria-IMT demonstrated promising efficacy and safety. Notably, 44% of patients had failed a prior antibody-drug conjugate, and 20% had failed a prior CPI. Among these patients, the overall clinical benefit rate (CBR; defined as CR, PR, or SD) was 55%, with CBRs of 100% in HER2+, 55% in HR+/HER2-, and 45% in triple-negative breast cancer (TNBC) subgroups, indicating antitumor activity across MBC subtypes. Additionally, patients treated with the selected Phase 3 formulation (without IFNγ; N=37) experienced significantly improved overall survival (13.9 vs. 6.93 months; P=0.01) compared to those receiving the alternate formulation, highlighting the potential of Bria-IMT for advancing in clinical development.

Table 1. Median overall survival (OS) in BriaCell Phase 2 Study patients who were treated with Phase 3 formulation (without IFNγ) compared with comparable patients in the literature

N = 54	Breast Cancer Types	Median Prior Lines of Therapy	Median (months)
Phase 3 formulation (without IFNγ)	61% HR+ 33% TNBC 6% HER2+	6	17.3* 13.9
Cortes et al. [1]	57% HR+ 18-19% TNBC 18-20% HER2+	4	9.1-9.3
Kazmi et al. [2]	51-52% HR+ 25-29% TNBC 9-24% HER2+	2	7.2-9.8

* Patients treated since 2022

1. Cortes J, et al. Annals of Oncology 2018

2. Kazmi S, et al. Breast Cancer Res Treat. 2020

Table 2. Median overall survival (OS), and clinical benefit rate (CBR) in TNBC patients treated with Bria-IMT Phase 3 formulation compared with pivotal Phase 3 ASCENT 1 study results (Trodelvy ® (SG) vs. Treatment of Physicians Choice (TPC) in triple-negative breast cancer (TNBC))

Trial (Cohort)	Age (Median, Range)	Prior Therapies (Median)	Prior ADC/CPI (%)	CNS Mets	OS (Median, Months)	CBR (%)
TNBC Bria- IMT (Phase 3 Formulation)	62 (44-80)	6 (2-13)	20/19	4	11.4	45%
ASCENT (SG)	54 (27-82)	4 (2-17)	27/None Listed	None Listed	11.8	40%
ASCENT (TPC)	53 (27-81)	4 (2-14)	27/None Listed	None Listed	6.9	8%

1 Bardia, A., et al Journal of Clinical Oncology, 42(15), 1738–1744.

●	As shown in table 2, both OS and CBR values were in line or higher than those reported in the treatment arm of the ASCENT study for TNBC patients treated with Phase 3 formulation of Bria-IMT regimen but were almost 2 times higher than those shown in the TPC comparator arm.

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Table 3: Median overall survival (OS), and clinical benefit rate (CBR) in HR+/HER2- patients treated with the Bria-IMT (Phase 3 formulation) compared with pivotal Phase 3 TROPiCS-02 2 study results (SG or Chemo in Hormone Receptor +/HER2- MBC)

Trial (Cohort)	Age (Median, Range)	Prior Therapies (Median)	Prior ADC/CPI (%)	CNS Mets	OS (Median, Months)	CBR (%)
HR+/HER2- Bria-IMT (Phase 3 Formulation)	62 (44-80)	6 (2-13)	17/2	1	17.3	60%
TROPiCS (SG)	57 (49-65)	3	None Listed	None Listed	14.4	34%
TROPiCS (Chemo)	55 (48-63)	3	None Listed	None Listed	11.2	22%

2 Rugo, H. S., et al. The Lancet, 402(10411), 1423–1433.

●	As shown in table 3, both OS and CBR values for patients treated with Phase 3 formulation of the Bria-IMT regimen were higher than those reported in both arms of the TROPICS study.
●	Favorable tolerability profile: Bria-IMT was well-tolerated with no treatment-related discontinuations. 22% of patients are still in active survival follow up with one patient remaining on study now for over 18 months.

The efficacy data and favorable safety profile of the Phase 3 formulation support the continued evaluation of Bria-IMT in BriaCell’s ongoing pivotal Phase 3 trial ( NCT06072612 ), which compares Bria-IMT to the treatment of physician’s choice. The ongoing patient subset analysis in this trial aims to identify the patients who may derive the greatest benefit from Bria-IMT treatment.

Poster Title: Trial in progress: A study of Bria-OTS™ cellular immunotherapy in metastatic recurrent breast cancer

Session Date and Time: June 2, 2025 9:00 AM-12:00 PM CDT

Abstract Number for Publication: TPS1136

Poster Board Number: 107a

Session Type and Title: Poster Session – Breast Cancer—Metastatic

In a dose-escalation Phase 1/2 study, heavily pre-treated MBC patients received Bria-OTS monotherapy (single agent Bria-OTS cells only). The Phase 1 segment enrolled and treated 3 patients with the first patient achieving a confirmed resolution of a breast cancer lung metastasis and remaining on study with single agent Bria-OTS. Following successful completion of safety evaluations, BriaCell has initiated the combination cohort dosing the first patient with Bria-OTS plus checkpoint inhibitor (CPI).

Publish-Only Abstract Title : Impact of HLA Matching on Clinical Outcomes in a Phase 2 Trial of Bria-IMT Plus Anti PD1 in Advanced Breast Cancer

On July 7, 2025, the Company issued a press release announcing reported updated survival data from its ongoing Phase 2 clinical study of Bria-IMT in patients with metastatic breast cancer.

●	BriaCell’s most recent Phase 2 study cohort of 25 patients* achieved a 52% one-year survival rate (i.e. 52% of patients remained alive at least one year after starting on the study).
●	11 of these patients remain alive as of most recent contact, including one patient at 38.3 months and another at 30.3 months (see Table 1).
●	Survival rate exceeds the survival expectations with the current standard of care therapies in similar patient populations (see Table 2).
●	Notably, many patients had very advanced metastatic breast cancer, having already failed multiple prior lines of therapy including CPIs and ADCs such as TRODELVY® - (sacituzumab govitecan-hziy) and ENHERTU® (fam-trastuzumab - deruxtecan-nxki).
●	No treatment discontinuations attributed to Bria-IMT have been reported.

* 25 patients treated with the Phase 3 formulation since 2022

Table 1: Select Long-Term Responders

Patient	Months Survival	Age	Prior Regimens	Cycles of Bria-IMT
01-009	38.3	74	5	13
07-001	30.3	55	7; including ENHERTU	8
11-018	21.6	66	8	28
11-019	20.0	63	9; including TRODELVY	6
16-003	19.4	80	5; including ENHERTU	8

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Table 2: Comparable Analysis of One-Year Survival

Reference	Breast Cancer Type	Median prior lines of therapy	Percent Survival at 1 year
Bria-IMT plus CPI	All types: 61% HR+ 33% TNBC 6% HER2+	6	52%*
Cortes et al.[1]	All types: 57% HR+ 18-19% TNBC 18-20% HER2+	4	~38-40%
Kazmi et al.[2]	All types: 51-52% HR+ 25-29% TNBC 9-24% HER2+	2	30-38%
Bardia et al. (TPC arm)[3]	TNBC	2-3	~23%
Rugo et al (TPC arm)[4]	HR+ HER2-	2	47%

1.	Cortes J, et al. Annals of Oncology 2018
2.	Kazmi S, et al. Breast Cancer Res Treat. 2020
3.	Bardia A, et al. J Clin Oncol. 2024
4.	Rugo HS, et al. The Lancet. 2023

Abbreviations:

HR+: hormone receptor-positive

TNBC: Triple-negative breast cancer (lacks or has low levels of the estrogen receptor, progesterone receptor, and human epidermal growth factor 2 (HER2))

HER2+: Human epidermal growth factor receptor 2 positive

HR+ HER2-: hormone receptor-positive and human epidermal growth factor receptor 2 negative

TPC: Treatment of Physicians Choice

BriaCell’s Phase 2 study enrolled 54 heavily pre-treated metastatic breast cancer patients (median number of prior treatments = 6) who received the Bria-IMT regimen plus checkpoint inhibitor. Of these 54 patients, 37 were treated with the formulation currently being used in BriaCell’s ongoing pivotal Phase 3 study in metastatic breast cancer (listed on ClinicalTrials.gov as NCT06072612). Final median overall survival calculation for the Phase 2 study is pending for some sub populations as many patients remain alive. No Bria-IMT-related discontinuations have been reported as of the date of this prospectus.

On July 11, 2025, the Company will be issuing a press release announcing updated Phase 2 survival data for its lead immunotherapy candidate, Bria-IMT, in combination with an immune check point inhibitor (CPI).

The data shows what the Company believes is a meaningful survival advantage in heavily pretreated metastatic breast cancer (MBC) patient subtypes:

●	Triple negative breast cancer (TNBC): median overall survival (OS) of 13.9 months vs. 11.8 months for antibody drug conjugate TRODELVY (sacituzumab govitecan-hziy) and 6.9 months single agent chemotherapy data. BriaCell’s median OS has improved from 11.4 months last reported at ASCO in June 2025.[1]
●	Hormone receptor positive (HR+): median overall survival (OS) of 17.3 months vs. 14.4 months for TRODELVY and 11.2 months in single agent chemotherapy data.

Table 1: Analysis of survival data for BriaCell’s Phase 2 study versus TRODELVY in MBC patient subsets

Breast Cancer Type	Treatment	Median # of prior lines of therapy	Median Overall Survival (months)	Survival rate at 6 months (%)	Survival rate at 12 months (%)
TNBC	Bria-IMT plus CPI*	6	13.9	78	56
TNBC	TRODELVY[1] (sacituzumab govitecan-hziy)	3**	11.8	80***	49***
	Single agent chemotherapy	3**	6.9	56***	22***
HR+	Bria-IMT plus CPI*	6	17.3	90	61
HR+	TRODELVY[1] (sacituzumab govitecan-hziy)	4	14.4	83***	61
	Single agent chemotherapy	4	11.2	76***	47

* Patients treated with the Phase 3 formulation

** Number of prior chemotherapy-containing regimens

*** Derived from published Kaplan-Meier curves see1

1. https://www.gilead.com/-/media/files/pdfs/medicines/oncology/trodelvy/trodelvy_pi.pdf

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Abbreviations:

TNBC: Triple-negative breast cancer (lacks the estrogen receptor, progesterone receptor, and lacks or has low levels of human epidermal growth factor receptor 2 (HER2))

●	As shown in table 1, median OS number with Bria-IMT is higher than that reported in the treatment arm of the ASCENT study (SG) for TNBC patients, and twice that reported in treatment of physician’s choice arm.

HR+: hormone receptor-positive

The Phase 2 Bria-IMT study enrolled 54 heavily pre-treated metastatic breast cancer patients (median number of prior treatments = 6) who received the Bria-IMT regimen plus checkpoint inhibitor. Of these 54 patients, 37 were treated with the formulation currently being used in BriaCell’s ongoing pivotal Phase 3 study in metastatic breast cancer (listed on ClinicalTrials.gov as NCT06072612). No Bria-IMT-related discontinuations have been reported to date.

September 2024 Public Offering

On September 11, 2024, we entered into a placement agency agreement with ThinkEquity LLC (“ThinkEquity” or the “representative”), pursuant to which we sold directly to investors an aggregate 821,666 common shares at an offering price of $10.35 per share for gross proceeds of approximately $8.5 million (the “September 2024 Offering”). We also issued to ThinkEquity 41,083 placement agent warrants pursuant to the September 2024 Offering.

October 2024 Offering

On October 1, 2024, we entered into a placement agency agreement with ThinkEquity, pursuant to which we issued and sold directly to investors an aggregate 341,900 common shares and warrants to purchase up to an aggregate of 341,900 common shares for aggregate gross proceeds of approximately $5.0 million before deducting fees payable to ThinkEquity and other offering expenses (the “October 2024 Offering”). We also issued to ThinkEquity 17,095 placement agent warrants pursuant to the October 2024 Offering.

December 2024 Offering

On December 11, 2024, we entered into an underwriting agreement with ThinkEquity, pursuant to which we sold, in an underwritten offering, 493,334 units, each consisting of (i) one common share and (ii) one common warrant to purchase one common share for aggregate gross proceeds of approximately $5.55 million before deducting the underwriter’s discounts and other offering expenses (the “December 2024 Offering”). The Company also issued 24,667 representative warrants to purchase 24,667 common shares to the designees of ThinkEquity pursuant to the December 2024 Offering.

February 2025 Offering

On February 3, 2025, we entered into a placement agency agreement with ThinkEquity, pursuant to which we issued and sold directly to investors an aggregate of 762,500 common shares for aggregate gross proceeds of $3.05 million (the “February 2025 Offering”). We also issued to the designees of ThinkEquity 38,125 placement agent warrants to purchase 38,125 common shares pursuant to the February 2025 Offering.

April 2025 Offering

On April 24, 2025, we entered into an underwriting agreement with ThinkEquity, pursuant to which we issued and sold 2,405,966 units consisting of (i) one common share and (ii) one warrant to purchase one common share, and 660,700 pre-funded units consisting of (i) one pre-funded warrant to purchase one common share and (ii) one warrant for gross proceeds of approximately $13.8 million (the “April 2025 Offering”). The Company also issued 153,333 representative warrants to purchase 153,333 common shares to the designees of ThinkEquity pursuant to the April 2025 Offering.

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Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

● engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

● comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

● comply with new or revised accounting standards applicable to public companies as quickly as other public companies;

● submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

● disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earliest to occur of:

● our reporting $1.235 billion or more in annual gross revenues;

● our issuance, in a three-year period, of more than $1 billion in non-convertible debt;

● the end of the fiscal year in which the market value of our common shares held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and

● July 31, 2027.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Share Consolidation

A one-for-15 consolidation of our issued and outstanding common shares became effective under the corporate law of British Columbia, Canada on January 24, 2025 and the post-consolidation common shares commenced trading on Nasdaq on January 29, 2025. Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the consolidation.

Corporate Information

Our principal executive offices are located at Suite 300-235 15th Street, West Vancouver, BC V7T 2XI. Our telephone number is (604) 921-1810. Our corporate website is www.briacell.com.

The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

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THE OFFERING

Common Units being offered	6,825,938 Common Units based on assumed public offering price of $2.93 per Common Unit. Each Common Unit will consist of one common share and one Warrant. The Common Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common shares can each be purchased in this Offering only with the accompanying Warrants as part of Common Units, but the components of the Common Units will be immediately separable and will be issued separately in this Offering. A Common Unit will have an assumed public offering price of $2.93. This prospectus also relates to the offering of the common shares issuable upon exercise of the Pre-Funded Warrants and Warrants.

Pre-Funded Units offered by us

We are offering to any purchaser whose purchase of Common Units in this Offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this Offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Units, each consisting of one Pre-Funded Warrant and one Warrant. The Pre-Funded Warrants, if any, can each be purchased in this Offering only with the accompanying Warrants as part of Pre-Funded Units, but the components of the Pre-Funded Units will be immediately separable and will be issued separately in this Offering. A Pre-Funded Unit will have an assumed public offering price of $2.929.

Each Pre-Funded Warrant will be exercisable for one common share, will have an exercise price of $0.001 per share, will be immediately exercisable, and will not expire prior to exercise. For each Pre-Funded Unit that we sell, the number of Common Units that we are selling in the Offering will decrease on a one-for-one basis.

Warrants offered by us	6,825,938 Warrants. The Warrants offered as part of the Common Units and Pre-Funded Units are exercisable immediately, at an exercise price of $3.6625, equal to 125% of the assumed public offering price of one Common Unit of $2.93 per Common Unit (which is the last reported sales price of our common shares on Nasdaq on July 2, 2025). The Warrants expire five years from the date of issuance.

Number of common shares outstanding immediately before this Offering	6,776,092 issued and outstanding as of July 8, 2025.

Number of common shares to be outstanding after this Offering(1)	13,602,030 common shares, in each case, assuming no sales of Pre-Funded Units and no exercise of the Warrants being offered in this Offering. To the extent Pre-Funded Units are sold, it will reduce the number of Common Units that we are offering on a one-for-one basis.

Use of proceeds

If we sell all of the securities offered hereby, we estimate that the net proceeds of this Offering based upon an assumed public offering price of $2.93 per Common Unit, and after deducting placement agent fees and estimated offering expenses, will be approximately $18.04 million, assuming no exercise of the Warrants. However, because this Offering is being made on a best-efforts basis, and there is no minimum offering amount required as a condition to the closing of this Offering, we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this Offering.

We currently intend to use the net proceeds from this Offering to fund working capital requirements, general corporate purposes and the advancement of business objectives. See “Use of Proceeds”.

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Trading	Our common shares are listed on Nasdaq under the symbol “BCTX”. There is no established public trading market for the Warrants and Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Warrants and Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

Risk Factors	Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 24 of this prospectus, and the other information included, or incorporated by reference, in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	The number of common shares to be outstanding following this Offering is based on 6,776,092 outstanding common shares as of July 8, 2025, and excludes:

●	4,819,884 common shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $16.81;
●	132,762 common shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $89.70;
●	62,946 common shares issuable upon the conversion of outstanding restricted share units, at a weighted average exercise price of $0.01; and
●	Up to 6,825,938 common shares issuable upon exercise of the Warrants.

Unless otherwise indicated, this prospectus also assumes no sale of Pre-funded Units.

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SUMMARY FINANCIAL DATA

The following tables set forth summary financial data as of, and for the nine months ended April 30, 2025 and 2024, and for the years ended, July 31, 2024 and 2023, and should be read together with our consolidated financial statements and the related notes incorporated by reference herein, as well as the section of this prospectus entitled “Risk Factors” appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and related notes. The summary consolidated financial data as of April 30, 2025, and for the nine months ended, April 30, 2025 and 2024 are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. In our opinion, these unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such condensed consolidated financial data. The summary financial data as of, and for the years ended, July 31, 2024 and 2023 are derived from our audited financial statements included incorporated by reference into this prospectus. Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended April 30, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2025 or any other interim periods or any future year or period. The summary of consolidated financial data as of, and for the years ended July 31, 2024 and 2023 have been retrospectively adjusted to reflect a 1-for-15 share consolidation, which became effective under the corporate law of British Columbia, Canada on January 24, 2025 and the post-consolidation common shares commenced trading on Nasdaq on January 29, 2025. No other changes to our historical financial statements were made in recasting the amounts set forth below.

	Nine months ended April 30,		Year ended July 31,
	2025 (Unaudited)	2024 (Unaudited)	2024	2023
Operating Expenses:
Research, development, and clinical trial expenses	$14,160,314	$22,772,344	$27,177,807	$15,336,638
General and administrative expenses	4,490,216	4,789,778	6,152,269	7,935,626
Total operating expenses	18,650,530	27,562,122	33,330,076	23,272,264

Operating loss	(18,650,530)	(27,562,122)	(33,330,076)	(23,272,264)
Financial expenses, net	69,310	274,665	262,566	850,340
Change in fair value of the warrant liability	366,024	23,660,003	28,242,472	2,119,530
Share of loss on equity investment	(176,837)	(55,342)	(106,510)	-
Net loss	$(18,392,033)	$(3,682,796)	$(4,931,548)	(20,302,394)
Net loss attributable to non-controlling interest	(171,536)	(105,495)	(140,082)	-
Net loss and Comprehensive loss for the period attributable to BriaCell	(18,220,497)	(3,577,301)	(4,791,466)	(20,302,394)
Net loss per share attributable to BriaCell – basic and diluted	$(6.70)	$(3.36)	$(4.35)	$(19.50)
Weighted average number of shares used in computing net basic and diluted loss per share of common stock	2,717,927	1,065,448	1,096,995	1,041,312

	April 30, 2025
	Unaudited, Actual	Unaudited, As Adjusted (1)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$12,460,253	$30,497,113
Amounts receivable and prepaid expenses	2,324,945	2,324,945
Total current assets	14,785,198	32,821,958

NON-CURRENT ASSETS:
Equity investment in BC Therapeutics	496,653	496,653
Intangible assets, net	188,343	188,343
Property and equipment, net	319,658	319,658
Long term prepaid expenses	1,211,946	1,211,946
Total non-current assets	2,216,600	2,216,600

Total assets	$17,001,798	$35,038,558

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Trade payables	$3,279,204	$3,279,204
Accrued expenses and other payables	1,051,429	1,051,429
Total current liabilities	4,330,633	4,330,633

NON-CURRENT LIABILITIES:
Warrant liability	730,012	730,012
Total non-current liabilities	$730,012	$730,012

Total shareholders’ equity	11,941,153	29,977,913

Total liabilities and shareholders’ equity	$17,001,798	$35,038,558

(1)	The as adjusted balance sheet data gives effect to the assumed net proceeds from this Offering, assuming no Pre-Funded Units are issued in the Offering.

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RISK FACTORS

Investing in our securities is highly speculative and involves a significant degree of risk. You should carefully consider the following risks and uncertainties as well as the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2024 (the “2024 Form 10-K”), as well as in our subsequent Quarterly and Annual Reports filed with the Securities and Exchange Commission (“SEC”), which filings are incorporated in this prospectus by reference in their entirety. These risk factors could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below or incorporated by reference herein may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common shares could decline and you may lose all or part of your investment.

Risks Related to this Offering and Ownership of our Securities

If we are unable to maintain listing of our securities on Nasdaq, the TSX or any stock exchange, our share price could be adversely affected and the liquidity of our common shares and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our common shares are currently listed on Nasdaq and the TSX, we may not be able to continue to meet Nasdaq’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing of our common shares on Nasdaq or the TSX or if a liquid market for our common shares does not develop or is not sustained, our common shares may remain thinly traded.

On July 3, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq indicating that, based upon the Company’s market value of listed securities (“MVLS”) for the 33 consecutive business days from May 15, 2024, to July 2, 2024, the Company did not meet the minimum MVLS of $35,000,000, $2.5 million shareholders’ equity or $500,000 of net income from continuing operations requirements for The Nasdaq Capital Market set forth in Listing Rules 5550(b)(2), 5550(b)(1), or 5550(b)(3) (the “Rules”) required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(2). The letter also indicated that the Company would be provided with a compliance period of 180 calendar days, or until December 30, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(C).

On December 18, 2024, we received a letter from the Listing Qualifications Department of Nasdaq notifying the Company that based on our shareholders’ equity, we comply with the Rules and the matter is now closed.

In addition, on August 22, 2024, the Company received a letter from the Nasdaq Listing Qualifications Department notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common shares have been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was given 180 calendar days, or until February 18, 2025, to regain compliance with the Minimum Bid Price Requirement. The Company regained compliance with the Minimum Bid Price Requirement on February 12, 2025.

If Nasdaq determines to delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our common shares;
●	the market price of our common shares;
●	our ability to obtain financing for the continuation of our operations;
●	the number of investors that will consider investing in our common shares;
●	the number of market makers in our common shares;
●	the availability of information concerning the trading prices and volume of our common shares; and
●	the number of broker-dealers willing to execute trades in our common shares.

Investors in this Offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding common shares. As a result, investors in this Offering will incur immediate dilution of $0.74 per share based on the assumed public offering price of $2.93 per Common Unit in this Offering. Investors in this Offering will pay a price per common share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this Offering. The description in this paragraph assumes no sale of Pre-Funded Units, which, if sold, would reduce the number of common shares that we are offering on a one-for-one basis.

Our management will have broad discretion over the use of the proceeds we receive in this Offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this Offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this Offering to fund working capital requirements, general corporate purposes and the advancement of business objectives. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this Offering.

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We may seek to raise additional funds or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our common shares.

Any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common shares. Any issuances by us of equity securities may be at or below the prevailing market price of our common shares and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common shares to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares, which may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common shareholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common shares, it may negatively impact the trading price of our common shares and you may lose all or part of your investment.

There is no public market for the Warrants and Pre-Funded Warrants being offered in this Offering.

There is no established public trading market for the Warrants and Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants and Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

Holders of the Pre-Funded Warrants and Warrants will have no rights as a common shareholder until they acquire our common shares, except as otherwise set forth therein.

Until holders of the Pre-Funded Warrants and Warrants acquire our common shares upon exercise of the Pre-Funded Warrants and Warrants, respectively, the holders will have no rights with respect to our common shares issuable upon exercise of the Pre-Funded Warrants and Warrants, except as otherwise set forth in the Pre-Funded Warrants or Warrants. Upon exercise of the Pre-Funded Warrants or Warrants, the holder will be entitled to exercise the rights of a common shareholder as to the security exercised only as to matters for which the record date occurs after the exercise.

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The Warrants are speculative in nature.

Commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common shares and pay the stated exercise price per share until exercised in full. There can be no assurance that the market price of our common shares will ever equal or exceed the exercise price of the Warrants offered by this prospectus, and if so, the Warrants would expire without value.

A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to price volatility in our common shares.

Following this Offering, investors may short sell our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of our common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common shares that are not directly correlated to the performance or prospects of our company and once investors purchase the common shares necessary to cover their short position the price of our common shares may decline.

This Offering may cause the trading price of our common shares to decrease.

The number of Warrants, common shares and/or Pre-Funded Warrants and the underlying common shares we propose to issue and ultimately will issue if this Offering is completed, may result in an immediate decrease in the trading price of our common shares. This decrease may continue after the completion of this Offering. We cannot predict the effect, if any, that the availability of shares for future sale represented by the Warrants and Pre-Funded Warrants issued in connection with the Offering will have on the trading price of our common shares from time to time.

In making your investment decision, you should understand that we and the placement agent have not authorized any other party to provide you with information concerning us or this Offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the placement agent have not authorized any other party to provide you with information concerning us or this Offering, and you should not rely on unauthorized information in making an investment decision.

Risks Related to Our Business

Regulations are constantly changing, and in the future our business may be subject to additional regulations that increase our compliance costs.

We believe we understand the current laws and regulations to which our products and product candidates are and will be subject. However, federal, state and foreign laws and regulations relating to the sale of our products are subject to future changes, as are administrative interpretations of laws and regulations. If we fail to comply with such federal, state or foreign laws or regulations, we may fail to obtain regulatory approval for our products and, if we have already obtained regulatory approval, we could be subject to enforcement actions, including injunctions preventing us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may incur additional costs to seek government approvals, in addition to the clearance from the FDA in order to sell or market our products. If we are slow or unable to adapt to changes in existing regulatory requirements or the promulgation of new regulatory requirements or policies, we or our licensees may, following approval, lose marketing approval for our products which will impact our ability to conduct business in the future.

The FDA’s upcoming actions regarding regulations, guidance, and enforcement are particularly unpredictable, as a result of the recent change of presidential administration, which is expected to bring significant changes to policy initiatives.

We may be unable to adequately protect our intellectual property rights, which could affect our ability to compete.

We own patents, trademarks, copyrights, and other forms of intellectual property related to our business, and we license intellectual property rights from third parties. The U.S. Government generally receives non-exclusive licenses to certain intellectual property we develop. As a result, our intellectual property on which we depend and our access to and use of certain supplier intellectual property could be negatively affected.

Our intellectual property is also subject to challenge, invalidation, misappropriation, or circumvention by third parties. In the event of infringement of our intellectual property rights, breach of a confidentiality agreement, or unauthorized disclosure of proprietary information, we may not have adequate legal remedies to protect our intellectual property. Litigation to determine the scope of our rights, even if successful, could be costly and a diversion of management’s attention. In addition, trade secrets may otherwise become known or be independently developed by competitors. If we are unable adequately to protect our intellectual property rights, our business could be adversely affected.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely,” and similar expressions are intended to identify forward-looking statements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, spinouts or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our securities in this Offering, assuming all the securities we are offering are sold, after deducting placement agent fees and other estimated offering expenses payable by us, and assuming no sale of any Pre-Funded Units and no exercise of the Warrants being issued in this Offering, will be approximately $18.04 million, based on an assumed public offering price of $2.93 per Common Unit.

However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this Offering, the actual offering amount, the placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We currently expect to use the net proceeds from this Offering to fund working capital requirements, general corporate purposes and the advancement of business objectives.  The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this Offering and our management will have discretion and flexibility in applying the net proceeds of this Offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We may use the proceeds of this Offering for purposes with which you do not agree. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

A $0.10 increase (decrease) in the assumed public offering price of $2.93 per Common Unit would increase (decrease) the net proceeds to us from this Offering by approximately $0.63 million, assuming the number of Common Units offered by us, as set forth on the cover of this prospectus, remains the same and assuming no sale of Pre-Funded Units and, after deducting placement agent fees and estimated expenses payable by us. An increase (decrease) of 50,000 or 500,000 in the number of Common Units offered by us in this Offering, would increase (decrease) the net proceeds to us from this Offering by approximately $0.136 million or $1.36 million, respectively, assuming the public offering price of $2.93 per Common Unit, remains the same and assuming no sale of Pre-Funded Units and, after deducting placement agent fees and estimated expenses payable by us. The information above is illustrative only and will change based on the actual public offering price and other terms of this Offering determined at pricing.

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CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2025 as follows:

●	on an actual basis; and
●	on an as adjusted, basis to reflect the issuance and sale by us of 6,825,938 Common Units in this Offering at the assumed public offering price of $2.93 per Common Unit (which is the last reported sale price of our common shares on Nasdaq on July 2, 2025) and assuming no sale of Pre-Funded Units or exercise of Warrants, after deducting estimated placement agent fees and estimated offering expenses payable by us.

The information below is illustrative only. Our capitalization following the closing of this Offering will change based on the actual public offering price and other terms of this Offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in the 2024 Form 10-K and Quarterly Report on Form 10-Q for the period ended April 30, 2025.

	As of April 30, 2025
	Unaudited,	Unaudited,
	Actual	As adjusted

Cash and Cash Equivalents	$12,460,253	$30,497,013

Stockholders’ Equity
Common shares, no par value per share, unlimited shares authorized, 6,558,092 shares outstanding as of April 30, 2025; 13,602,030 shares outstanding on a as adjusted basis;	94,022,525	104,566,634
Share-based payment reserve	10,316,140	10,316,140
Warrant reserve	11,879,424	19,372,075
Accumulated other comprehensive loss	(138,684)	(138,684)
Non-controlling Interest	(474,058)	(474,058)
Accumulated Deficit	(103,664,194)	(103,664,194)
Total stockholders’ equity	11,941,153	29,977,913
Total capitalization	$11,941,153	$29,977,913

The table above is based on 6,558,092 common shares outstanding as of April 30, 2025; assumes no sale of Pre-Funded Units, no exercise of the Warrants to be issued in this Offering; and also excludes, as of April 30, 2025, the following:

●	218,000 common shares issuable upon the exercise of outstanding pre-funded warrants, at a weighted average exercise price of $0.0001;
●	4,819,884 common shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $16.81;
●	132,762 common shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $89.70; and
●	62,946 common shares issuable upon the exercise of outstanding restricted share units, at a weighted average exercise price of $0.01.

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DILUTION

If you invest in our Common Units in this Offering, your investment will be immediately and substantially diluted to the extent of the difference between the public offering price per Common Unit (assuming no value is attributed to the Warrants and no Pre-Funded Units are sold in the Offering) and the pro forma net tangible book value per common share after giving effect to the Offering (assuming no value is attributed to the Warrants and no Pre-Funded Units are sold in the Offering).

Our net tangible book value as of April 30, 2025 was approximately $11.7 million or $1.73 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of common shares outstanding.

Our as adjusted net tangible book value dilution per common share to new investors represents the difference between the price per Common Unit in the Offering and the net tangible book value per common share immediately after completion of the Offering. After giving effect to the Offering and our sale of the Common Units in the Offering at an assumed public offering price of $2.93 per Common Unit (and assuming no sale of Pre-Funded Units), and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of April 30, 2025, would have been $29.8 million, or $2.19 per common share. This represents an immediate increase in net tangible book value of $0.46 per common share to existing shareholders and an immediate dilution in net tangible book value of $0.74 per share of common share to purchasers of Common Units in this Offering, as illustrated in the following table, based on shares outstanding as of April 30, 2025.

The information below is illustrative only. The dilution caused by this Offering will change based on the actual public offering price and other terms of this Offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in the 2024 Form 10-K and Quarterly Report on Form 10-Q for the period ended April 30, 2025.

Assumed offering price per share	$2.93
Actual Net tangible book value per share before this Offering(1)	$1.73
Increase (decrease) in net tangible book value per share attributable to new investors(2)	$0.46
As adjusted net tangible book value per share after this Offering(3)	$2.19
Immediate dilution in as adjusted net tangible book value per share to new investors	$0.74

(1)	Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of common shares (6,558,092) and pre-funded warrants (218,000) issued and outstanding prior to the Offering.
(2)	Represents the difference between (i) as adjusted, net tangible book value per share after this Offering and (ii) net tangible book value per share as of April 30, 2025.
(3)	Determined by dividing (i) as adjusted, net tangible book value, which is our as adjusted net tangible book value plus the cash proceeds of this Offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of common shares to be outstanding following this Offering.

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Each $0.50 increase (decrease) in the assumed public offering price of $2.93 per Common Unit would increase (decrease) the as adjusted net tangible book value per share after this Offering by $0.23 per share and the dilution to new investors purchasing securities in this Offering by $0.51 and $0.97 per share, respectively, assuming the number of Common Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of Common Units that we offer in this Offering, and other terms of this Offering determined at the time of pricing. The foregoing discussion and table assume (i) no issuance of Pre-Funded Units, which if sold, would reduce the number of common shares that we are offering on a one-for-one basis, and (ii) no exercise of the Warrants to be issued in the Offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

The number of common shares outstanding set forth in the table above excludes, as of April 30, 2025:

●	218,000 common shares issuable upon the exercise of outstanding pre funded warrants, at a weighted average exercise price of $0.0001;
●	4,819,884 common shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $16,81;
●	132,762 common shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $89.70; and
●	62,946 common shares issuable upon the exercise of outstanding restricted share units, at a weighted average exercise price of $0.01.

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DESCRIPTION OF SECURITIES

The following information describes the authorized share capital of the Company, as well as certain provisions of our articles, as amended (the “Articles”). This description is only a summary. You should also refer to our Articles, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Common Units

Each Common Unit being offered in this Offering consists of one common share and one Warrant, each Warrant exercisable for one common share. The common shares and Warrants that are part of the Common Units are immediately separable and will be issued separately in this Offering, although they will have been purchased together in this Offering.

Pre-Funded Units

Each Pre-Funded Unit being offered in this Offering consists of one Pre-Funded Warrant and one Warrant, each Pre-Funded Warrant and Warrant is exercisable for one common share. The Pre-Funded Warrants and Warrants that are part of the Pre-Funded Units are immediately separable and will be issued separately in this Offering, although they will have been purchased together in this Offering.

Common Shares

As of the date hereof, our authorized share capital, as described in our notice of articles, consists of an unlimited number of common shares, without par value, of which approximately 6,776,092 common shares are issued and outstanding. All of our outstanding common shares are validly issued, fully paid and non-assessable.

Our common shares are the only securities with respect to which a voting right may be exercised at a meeting of the shareholders of the Company.

Dividends. Our shareholders are entitled to receive dividends, as may be declared from time to time and in the sole discretion of our board of directors. Dividends shall be paid according to the number of common shares owned. Dividends may take the form of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways. Shareholders are not entitled to notice of any dividend. We have never paid cash dividends on our capital stock and we do not anticipate paying any dividends in the foreseeable future.

Voting Rights. Each common share is entitled to one vote at a meeting of shareholders of the Company.

Number of Holders

There are approximately 47 holders of our common shares as of July 8, 2025.

Pre-Funded Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

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Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common shares and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99%/9.99% of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this Offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding common shares.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional common shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of common shares to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited.

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Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of common shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on common shares.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our common shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding common shares or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our common shares or any compulsory share exchange or (v) any share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding common shares or 50% or more of the voting power of our common equity, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction on a net exercise basis.

Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered hereby will have an exercise price of $3.6625, equal to 125% of the assumed public offering price of one Common Unit of $2.93 per Common Unit (which is the last reported sales price of our common shares on Nasdaq on July 2, 2025). The Warrants will be immediately exercisable and may be exercised at any time until the Warrants are exercised in full for a period of five years from the date of issuance. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common shares and the exercise price.

Exercisability

Each Warrant may be exercised, in cash at the election of the holder at any time following the date of issuance until five years from the date of issuance. The Warrants will be exercisable in whole or in part by delivering to us a completed instruction form for exercise and complying with the requirements for exercise set forth in the Warrant. Payment of the exercise price may be made in cash, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant.

If at any time there is no effective registration statement available for the issuance of the shares underlying the Warrants, the holder may elect to exercise the Warrants on cashless basis, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrants.

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Exercise Limitation

In general, a holder will not have the right to exercise any portion of a Warrant if the holder (together with its Attribution Parties (as defined in the Warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional common shares will be issued upon the exercise of the Warrants. Rather, the number of common shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of common shares, the holders of the Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants, and generally including, with certain exceptions, any reclassification, reorganization or recapitalization of our common shares, any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, our merger or consolidation with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Warrants, in the event of certain fundamental transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of such fundamental transaction.

Governing Law

The Warrants are governed by New York law.

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Certain Important Provisions of our Articles and the BCBCA

The following is a summary of certain important provisions of our Articles and certain related sections of the Business Corporations Act (British Columbia) (“BCBCA”). Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our Articles and the BCBCA.

Directors

Power to vote on matters in which a director has a disclosable interest. Under the BCBCA, a director who has a material interest in a contract or transaction or who is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, whether entered into or proposed to be entered into, if that contract or transaction is material to us, must disclose such interest to us. A director does not hold a disclosable interest in a contract or transaction if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director, or a person in whom the director has a material interest, for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our company or of one of our affiliates; (iv) relates to a loan to our company while the director, or a person in whom the director has a material interest, is or is to be the guarantor of some or all of the loan; or (v) has been or will be made with or for the benefit of a corporation that is affiliated with us and the director is also a director or senior officer of that corporation or an affiliate of that corporation.

A director who holds a disclosable interest in a contract or transaction in which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution. A director who holds a disclosable interest in a contract or transaction in which we have entered or propose to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest to us as a director or senior officer, must disclose the nature and extent of the conflict as required by the BCBCA.

Directors are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest.

Directors’ power to determine the remuneration of directors. The remuneration of our directors is determined by our directors subject to our Articles. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.

Number of shares required for director’s qualification. Directors do not need to own shares of the Company to qualify to be a director.

Shareholder Meetings

Subject to applicable exchange requirements, we must hold a general meeting of our shareholders at least once every calendar year and not more than 15 months after the date of the annual general meeting for the preceding calendar year. A meeting of our shareholders may be held anywhere in or outside British Columbia at a time and place determined by our board of directors. The board may also determine that a meeting of shareholders may be held entirely by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days and no more than two months prior to the meeting, although, as a result of applicable securities laws, the minimum time for notice is effectively longer in most circumstances. Under the BCBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

Our Articles provide that a quorum for the transaction of business at a meeting of our shareholders is met where there are two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33.33% of the issued shares entitled to vote.

If a quorum is not present within one-half hour from the time set for such meeting, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting is requisitioned by shareholders, in which case the meeting is dissolved. At such adjourned meeting, if within one-half hour of the time set for such meeting, the person or persons present and being, or representing by proxy, one or more shareholder entitled to vote at the meeting, constitute quorum and any business may be transacted which might have been transacted at the meeting as originally notified.

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When a quorum is present or represented at any meeting, on matters requiring approval by an ordinary resolution, the vote of the holders of at least a majority of the common shares present in person or represented by proxy shall be sufficient to approve such matter, including the election of directors, and on matters requiring approval by a special resolution, the vote of holders holding at least 66 2/3% of the common shares present in person or represented by proxy shall be sufficient to approve such matter.

Each shareholder of record of the Company shall be entitled at each meeting of shareholders to one vote for each common share held. Upon the demand of any shareholder, the vote for directors and the vote upon any question before the meeting shall be conducted by poll.

At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing. No proxy shall be used to vote at a meeting of the shareholders unless it shall have been validly deposited with the Company in accordance with the Articles, the BCBCA and applicable securities laws. All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the chair of the meeting who shall be appointed in accordance with the Articles and the BCBCA.

Any action which may be taken by the vote of the shareholders at a meeting, may be taken without a meeting if authorized by the written consent of shareholders holding, on matters requiring approval by an ordinary resolution, at least 66 2/3% of the common shares having the right to vote on such matter and on matters requiring approval by a special resolution, all of the common shares having the right to vote on such matter.

Our directors, our secretary (if any), our auditor and any other persons invited by our chair or directors or with the consent of those at the meeting are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless they are a shareholder or proxy holder entitled to vote at the meeting.

Shareholder Proposals

Under the BCBCA, qualified shareholders holding (a) at least one percent (1%) of our issued common shares or (b) common shares having a fair market value in excess of C$2,000, may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA and be accompanied by one written statement in support of the proposal. The notice must include information on the business the shareholder intends to bring before the meeting.

Forum Selection

We have not included a forum selection provision in our Articles.

Ownership Limitation and Transfer of Shares

Our common shares are not subject to transfer restrictions under our Articles, but may be subject to restrictions on transfer or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our common shares by non-residents of Canada is not restricted by our Articles.

Share Transfers

Pursuant to our Articles, a transfer of a share must not be registered unless:

(a)	except as exempted by the BCBCA, a duly signed proper instrument of transfer in respect of the share has been received by the Company;
(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and
(c)	if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

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Change in Control

Our Articles do not contain restrictions on change in control.

Election of Directors

Our common shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the common shares represented in person or by proxy at a shareholders meeting have the power to elect all of our directors.

The directors shall be elected at the annual meeting of the shareholders by ordinary resolution, being a simple majority vote of holders of our common shares, participating and voting at such meeting, and each director elected shall hold office until the next annual general meeting held for the purpose of the election of directors is considered or his or her successor is duly elected or appointed, unless he or she resigns, is removed or becomes disqualified in accordance with the Articles and BCBCA. However, in the event of any casual vacancy in our board of directors such vacancy may be filled by the remaining directors and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the shareholders held for such purpose. Shareholders may by special resolution, being the approval of two-thirds of the outstanding common shares participating and voting at such meeting, at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose and elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. Such removal shall be effective immediately, even if successors are not elected simultaneously and the vacancies on the board of directors resulting therefrom shall be filled by the directors or by the shareholders by ordinary resolution.

The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. If the board of directors accepts the resignation of a director tendered to take effect at a future time, the board or the shareholders shall have power to elect a successor to take office when the resignation is to become effective.

Pursuant to the requirements of the TSX, the board has adopted a policy for majority voting for individual directors (the “Majority Voting Policy”). The proxy card for the meetings of shareholders enables each shareholder to vote for, or withhold their common shares from voting on, the election of each nominee separately. In accordance with the terms of the Majority Voting Policy, if the votes “for” the election of a nominee are fewer than the votes “withheld”, the nominee will be required to tender his or her resignation promptly after the meeting for the consideration of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”). Absent exceptional circumstances that would warrant the continued service of the applicable director on the board, the Governance Committee is expected to recommend acceptance of the resignation by the board. The Governance Committee will make a recommendation to the board after reviewing the matter, and the board will then decide whether to accept or reject the resignation. Following the board’s decision, which must be made within 90 days after the date of the meeting, the board will promptly issue a news release publicly disclosing its decision whether to accept or reject the applicable director’s resignation, including the reasons for rejecting the resignation, if applicable. If a resignation is accepted, subject to any corporate law restrictions, the board may leave the vacancy unfilled or appoint a new director to fill the vacancy. The director whose resignation is being considered will not participate in any Governance Committee or board deliberations as to whether to accept or reject the resignation. The Majority Voting Policy does not apply in circumstances involving contested director elections (i.e., where the number of nominees exceeds the number of directors to be elected).

Our board adopted an Advance Notice Policy on December 18, 2015 (the “Advance Notice Policy”), under which nominating shareholders must give written notice of their intention to do so to our Corporate Secretary. Any such notice also must include the information required by the Advance Notice Policy. Subject to compliance with the Advance Notice Policy, written notice of director nominees must be made to the Corporate Secretary of the Company not less than 30 nor more than 65 days prior to the date of the shareholders meeting, provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement (as defined below) of the date of the meeting was made, notice by the nominating shareholder may be made not later than the close of business on the 10th day following such Notice Date. Any adjournment or postponement of a meeting of shareholders or announcement thereof does not commence a new time period for the giving of a nominating shareholder’s notice.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

Anti-Takeover Measures

Our Articles do not provide for any anti-takeover measures.

Changes in Capital

Our Articles enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the BCBCA.

We have had no change in share capital in the prior three years other than increasing the number of issued and outstanding common shares as described elsewhere in this prospectus. Effective January 24, 2025, we completed a share consolidation of our issued and outstanding common shares on the basis of one (1) post-consolidation common share for every fifteen (15) pre-consolidation common shares.

Exchange Controls

The BCBCA and our Articles do not provide for any restriction in connection with the following:

(a)	the import or export of capital, including the availability of cash and cash equivalents for use by the Company’s group; and

(b)	the remittance of dividends, interest or other payments to nonresident holders of the Company’s securities.

Transfer Agent

The transfer agent and registrar for our common shares is Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, telephone: (604) 661-9474, facsimile: (604) 661-9401.

Nasdaq Listing

Our common shares are currently listed on Nasdaq and the TSX under the symbols “BCTX” and “BCT.” Our public warrants are listed on Nasdaq under the symbols “BCTXW” and “BCTXZ”.

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PLAN OF DISTRIBUTION

We have engaged ThinkEquity LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the Common Units and Pre-Funded Units offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the Common Units or Pre-Funded Units being offered. The terms of this Offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of their placement agency agreement. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this Offering.

Delivery of the securities offered hereby is expected to occur on or about July , 2025, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

The following table shows the per security offering price, per security fees we will pay to the placement agent in connection with the sale of the securities pursuant to this prospectus, per security proceeds, before expenses, to us, and related totals.

	Per Common Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fees (7.5%)	$	$	$
Proceeds to us, before expenses	$	$	$

(1) We have agreed to pay the placement agent a cash fee of 7.5% of the aggregate gross proceeds raised in this Offering.

We have also agreed to pay certain expenses of the placement agent in connection with this Offering, including: (a) all filing fees and communication expenses associated with the review of this Offering by the FINRA; (b) fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and foreign jurisdictions designated by the placement agent; (c) fees and expenses of the placement agent’s legal counsel; and (d) costs and expenses for the placement agent’s use of book-building, prospectus tracking and compliance software for this Offering. Notwithstanding the foregoing, the accountable expenses to be paid by the Company to the Placement Agent on the closing of this Offering shall not exceed $57,500.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent commissions are approximately $463,000.

Right of First Refusal

In addition, for a period of six (6) months from the date of the closing of this Offering, we agreed to grant to the placement agent an irrevocable right of first refusal to act as sole and exclusive investment banker, sole and exclusive financial advisor, sole and exclusive book-runner, sole and exclusive underwriter and/or sole and exclusive placement agent, at the placement agent’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such six (6) month period for us, or any successor to or any subsidiary of us, on terms and conditions customary to the placement agent for reach subject transaction. The placement agent will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Indemnification

We have agreed to indemnify the placement agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agent may be required to make in respect thereof.

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Lock-Up Agreements

We have agreed for a period of thirty (30) days after the date of this prospectus and our executive officers and directors have agreed for a period of three (3) months from the date of this prospectus, subject to customary exceptions, without the prior written consent of the placement agent, not to, directly or indirectly, offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any common shares or any securities convertible into or exchangeable for common shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common shares or any securities convertible into or exchangeable for common shares or make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other Relationships and Affiliations

From time to time, the placement agent and/or its affiliates have received or may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business. ThinkEquity has received, or may in the future receive, customary fees and commissions for these transactions. ThinkEquity acted as our underwriter in our April 2025 Offering, as placement agent in our February 2025 Offering, as underwriter in our December 2024 Offering, as placement agent in our October 2024 Offering, as placement agent in our September 2024 Offering, as underwriter in our initial public offering that closed on February 26, 2021, and as placement agent in our private placement that closed on June 7, 2021. ThinkEquity received fees and/or commissions in each such offering. However, except as disclosed in this prospectus, we have no other present arrangements with the underwriters and/or their respective affiliates for any further services.

Listing

Our common shares are currently listed on Nasdaq and the TSX under the symbols “BCTX” and “BCT”. Our public warrants are listed on Nasdaq under the symbols “BCTXW” and “BCTXZ”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services Inc.

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Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

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Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this Offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa (“CONSOB”)) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

43

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

44

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

45

LEGAL MATTERS

Certain legal matters in connection with the Offering will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. The validity of the issuance of our common shares offered in this prospectus and certain other legal matters as to Canadian law will be passed upon for us by Bennett Jones LLP, Toronto, Canada. The placement agent is represented by Cozen O’Connor LLP, Vancouver, Canada.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries, as of and for the years ended July 31, 2024, and 2023, have been incorporated by reference into this prospectus in reliance upon the report of MNP LLP, independent registered public accounting firm with PCAOB ID: 1930, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the date this Offering is terminated or we issue all of the securities under this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended July 31, 2024, filed with the SEC on October 29, 2024;
●	our Quarterly Reports on Form 10-Q for the quarters ended October 31, 2024, January 31, 2025 , and April 30, 2025 filed with the SEC on December 16, 2024, March 12, 2025, and June 16, 2025 respectively;
●	our Current Reports on Form 8-K filed with the SEC on August 23, 2024, September 11, 2024, September 12, 2024, October 1, 2024, October 2, 2024, November 25, 2024, December 13, 2024, January 3, 2025, January 3, 2025, January 28, 2025, February 5, 2025, February 6, 2025, February 13, 2025 and April 28, 2025;
●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 17, 2024; and
●	our Form 8-A12B, filed with the SEC on February 23, 2021, our Form 8-A12B, filed with the SEC on April 24, 2025, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

To obtain copies of these filings, see “Where You Can Find More Information” in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and any corresponding information or exhibit furnished under Item 9.01 of Form 8-K.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We maintain a website at https://briacell.com. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may also request a copy of these filings (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus), at no cost, by writing us at BriaCell Therapeutics Corp., 235 15th Street, Suite 300, West Vancouver, BC, V7T 2X1 or contacting us at (604) 921-1810.

We have filed with the SEC a registration statement under the Securities Act relating to the Offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s website at www.sec.gov.

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Up to 6,825,938 Common Units

Each Common Unit consisting of One Common Share and One Warrant to Purchase One Common Share

Up to 6,825,938 Pre-Funded Units

Each Pre-Funded Unit consisting of One Pre-Funded Warrant and One Warrant to Purchase One Common Share

Up to 6,825,938 Common Shares included in the Common Units

Up to 6,825,938 Pre-Funded Warrants included in the Pre-Funded Units

Up to 6,825,938 Warrants

Up to 6,825,938 Common Shares Underlying the Pre-Funded Warrants

Up to 6,825,938 Common Shares Underlying the Warrants

BriaCell Therapeutics Corp.

PRELIMINARY PROSPECTUS

ThinkEquity

      , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the SEC and to FINRA.

SEC registration fee	$19,329
FINRA fees	$18,938
Accounting fees and expenses	$20,000
Legal fees and expenses	$235,000
Total	$293,267

Item 14. Indemnification of Directors and Officers.

Under the BCBCA, subject to certain limitations set forth in section 163 of the BCBCA, a company may (a) indemnify: an eligible party against all eligible penalties to which the eligible party is or may be liable, and (b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

For the purposes of this section:

“eligible party” means (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding; and

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A company must not indemnify or pay the expense of an eligible party if: (i) in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its Articles, by the BCBCA or by other applicable law.

A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding only if the eligible party has provided the company with an undertaking that, if it is ultimately determined that the payment of expenses was prohibited by the BCBCA, the eligible party will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such proceeding or was substantially successful on the merits in the outcome of such proceeding.

On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding, the payment of some or all of the expenses incurred by an eligible party in respect of an eligible proceeding and the enforcement of an indemnification agreement. As permitted by the BCBCA, under Section 21 of the Articles, we are required to indemnify our directors and former directors (and such individual’s respective heirs and legal representatives) and we will indemnify any such person to the extent permitted by the BCBCA.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

On May 12, 2023, the Company entered into a share purchase agreement with Prevail Partners, LLC, an investment fund, pursuant to which the Company agreed to issue 30,894 common shares at a purchase price of $129.45 per share for an aggregate purchase price of $4,000,000.

On September 11, 2024, the Company entered into a placement agency agreement with ThinkEquity, pursuant to which, as part of its compensation for acting as placement agent, we issued to ThinkEquity, 41,083 placement agent warrants to purchase 41,083 common shares. The placement agent warrants became exercisable on March 11, 2025, expire on September 11, 2029, and have an exercise price of $12.94 per common share.

On October 1, 2024, the Company entered into a placement agency agreement with ThinkEquity, pursuant to which as part of its compensation for acting as placement agent, we issued to ThinkEquity, 17,095 placement agent warrants to purchase 17,095 common shares. The placement agent warrants became exercisable upon issuance, expire on October 2, 2029, and have an exercise price of $18.28.

On December 11, 2024, the Company entered into an underwriting agreement with ThinkEquity as representative of the several underwriters named therein, pursuant to which, as part of its compensation for acting as representative, we issued to ThinkEquity, 24,667 representative warrants to purchase 24,667 common shares to the designees of ThinkEquity. The representative warrants became exercisable upon issuance, expire December 13, 2029, and have an exercise price of $14.06.

On February 3, 2025, the Company entered into a placement agency agreement between the Company and ThinkEquity, pursuant to which, as part of its compensation for acting as placement agent, we issued to ThinkEquity, 38,125 placement agent warrants to purchase 38,125 common shares. The placement agent warrants were exercisable upon issuance, expire February 5, 2030, and have an exercise price of $5.00 per common share.

On April 24, 2025, the Company entered into an underwriting agreement with ThinkEquity as representative of the several underwriters named therein, pursuant to which, as part of its compensation for acting as representative, we issued to ThinkEquity, 153,333 representative warrants to purchase 153,333 common shares to the designees of ThinkEquity. The representative warrants became exercisable upon issuance, expire April 24, 2030, and have an exercise price of $5.625.

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D.

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Item 16. Exhibits and Financial Statement Schedules.

The following exhibits to this registration statement included in the Index to Exhibits are incorporated by reference.

INDEX TO EXHIBITS

1.1***	Form of Placement Agency Agreement by and between BriaCell Therapeutics Corp. and ThinkEquity LLC

3.1	Articles of BriaCell Therapeutics Corp., dated July 26, 2006 (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

3.2	Notice of Articles, dated November 25, 2014 (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

3.3	Notice of Articles, dated August 22, 2019 (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form F-1 filed with the SEC on June 15, 2021)

3.4	Alteration to Articles filed February 13, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on February 15, 2023)

3.5	Notice of Articles filed August 31, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on September 7, 2023)

3.6	Notice of Articles filed August 31, 2023 (incorporated by reference to Exhibit 3.2 to Form 8-K filed with the SEC on September 7, 2023)

4.1	Description of Securities Registered Under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.1 to our Form 10-K filed with the SEC on October 25, 2023)

4.2	Warrant Agent Agreement by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., and Form of Warrant for Registered Offering (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-1 filed with the SEC on January 23, 2020)

4.3	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form F-1 filed with the SEC on February 18, 2021)

4.4	Form of Warrant issued May 17, 2024 (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on May 17, 2024)

4.6	Form of Warrant issued June 7, 2021 (incorporated by reference to Exhibit 4.8 to our Registration Statement on Form F-1 filed with the SEC on June 15, 2021)

4.7	Form of Placement Agent Warrant issued June 7, 2021 (incorporated by reference to Exhibit 4.3 to Form 6-K filed with the SEC on June 4, 2021)

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4.8	Form of Pre-Funded Warrant issued May 17, 2024 (incorporated by reference to Exhibit 4.2 to Form 8-K filed with the SEC on May 17, 2024)

4.9	Form of Placement Agent Warrant issued May 17, 2024 (incorporated by reference to Exhibit 4.3 to Form 8-K filed with the SEC on May 17, 2024)

4.10	Form of Placement Agent Warrant issued September 12, 2024 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on September 12, 2024)

4.11	Form of Warrant issued October 2, 2024 (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on October 2, 2024)

4.12	Form of Placement Agent Warrant issued October 2, 2024 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on September 12, 2024)

4.13	Form of Warrant issued December 13, 2024 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on December 13, 2024)

4.14	Form of Representative’s Warrant issued December 13, 2024 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on December 13, 2024)

4.15	Form of Placement Agent Warrant issued February 5, 2025 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on February 5, 2025)

4.16	Form of Warrant issued April 28, 2025 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on April 28, 2025)

4.17	Form of Pre-Funded Warrant issued April 28, 2025 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on April 28, 2025)

4.18	Form of Representative’s Warrant issued April 28, 2025 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed with the SEC on April 28, 2025)

4.19

Warrant Agent Agreement by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., and Form of Warrant for Registered Offering (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form S-1 filed with the SEC on April 23, 2025)

4.20*	Form of Amendment No. 1 to Warrant Agent Agreement by and among the Company, Computershare Inc. and Computershare Trust Company, N.A.

4.21*	Form of Pre-Funded Warrant

4.22***	Form of Warrant

5.1***	Opinion of Bennett Jones LLP

5.2***	Opinion of Sichenzia Ross Ference Carmel LLP

10.1	Stock Option Plan, dated November 25, 2014 (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.2	Service Agreement with UC Davis, dated June 11, 2015 (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.3	Amendment #1 to Service Agreement with UC Davis, dated June 12, 2016 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.4	Licensing Agreement between Faller & Williams Technology LLC and Sapientia Pharmaceuticals, Inc., dated March 16, 2017 (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.5	Amendment #1 to Services Agreement with Colorado State University, dated March February 1, 2019 (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.6	Clinical Study Agreement with Cancer Insight, LLC, dated September 29, 2017 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.7	Amendment #2 to Service Agreement with UC Davis, dated August 27, 2018 (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

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10.8	Master Services Agreement, dated February 27, 2020 (incorporated by reference to Exhibit 10.16 to Form 10-K filed with the SEC on October 25, 2023)

10.9	First Supplement to Clinical Study Agreement with Cancer Insight, LLC, dated October 18, 2018 (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.10	Amendment #1 to Services Agreement with Colorado State University, dated April 2, 2019 (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.11	Stem Cell Program Services Agreement with UC Davis, May 3, 2019 (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.12	HLA Typing Services Agreement with Histogenetics, dated October 3, 2019 (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.13	Procurement Agreement with Catalent Pharma Solutions, LLC, dated June 13, 2019 (incorporated by reference to Exhibit 10.24 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.14	Clinical Supply Services Agreement with Catalent Pharma Solutions, LLC, dated June 13, 2019 (incorporated by reference to Exhibit 10.25 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.15	Quality Agreement with Catalent Pharma Solutions, LLC, dated June 25, 2019 (incorporated by reference to Exhibit 10.26 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

10.16	Cooperative Research and Development Agreement, dated October 28, 2020 (incorporated by reference to Exhibit 10.44 to our Registration Statement on Form F-1 filed with the SEC on June 15, 2021)

10.17	Form of Securities Purchase Agreement dated June 3, 2021 (incorporated by reference to Exhibit 10.1 to Form 6-K filed with the SEC on June 4, 2021)

10.18+	Compensation Agreement with Dr. William V. Williams, dated August 31, 2021 (incorporated by reference to Exhibit 10.22 to Form 10-K filed with the SEC on October 25, 2023)

10.19+	Compensation Agreement with Dr. William V. Williams, dated June 21, 2022 (incorporated by reference to Exhibit 10.23 to Form 10-K filed with the SEC on October 25, 2023)

10.20+	Employment Agreement with Giuseppe Del Priore, dated February 14, 2022 (incorporated by reference to Exhibit 10.24 to Form 10-K filed with the SEC on October 25, 2023)

10.21+	Employment Agreement with Gadi Levin, dated March 2, 2022 (incorporated by reference to Exhibit 10.25 to Form 10-K filed with the SEC on October 25, 2023)

10.22+	Employment Agreement with Miguel Lopez-Lago, dated May 26, 2022 (incorporated by reference to Exhibit 10.26 to Form 10-K filed with the SEC on October 25, 2023)

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10.23	Exclusive License Agreement (incorporated by reference to Exhibit 10.27 to Form 10-K filed with the SEC on October 25, 2023)

10.24	Omnibus Equity Incentive Plan (incorporated by reference from Schedule I to the Proxy Statement for BriaCell Therapeutics Corp. 2023 Annual and Special Meeting of Shareholders, filed with the SEC on January 17, 2023).

10.25	Master Service and Technology Agreement dated May 9, 2023 (incorporated by reference to Exhibit 10.29 to Form 10-K filed with the SEC on October 25, 2023)

10.26	Stock Purchase Agreement dated May 12, 2023 (incorporated by reference to Exhibit 10.30 to Form 10-K filed with the SEC on October 25, 2023)

10.27	Arrangement Agreement dated May 24, 2023 (incorporated by reference to Exhibit 10.31 to Form 10-K filed with the SEC on October 25, 2023)

10.28	Placement Agency Agreement, dated May 14, 2024, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on May 17, 2024)

10.29	Placement Agency Agreement, dated September 11, 2024, by and between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on September 12, 2024)

10.30	Placement Agency Agreement, dated October 1, 2024, by and between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on October 2, 2024)

10.31	Underwriting Agreement, dated December 11, 2024, between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 1.1 to our Form 8-K filed with the SEC on December 13, 2024)***

10.32	Placement Agency Agreement, dated February 3, 2025, between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on February 5, 2025)
10.33	Underwriting Agreement, dated April 24, 2025, between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 1.1 to our Form 8-K filed with the SEC on April 28, 2025)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed with the SEC on October 29, 2024)

23.1*	Consent of MNP LLP

23.2***	Consent of Bennett Jones LLP (included in Exhibit 5.1)

23.3***	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2)

24.1*	Power of Attorney (included on signature page hereto)

107***	Filing Fee Table

+	Indicates a management contract or compensatory plan or arrangement.
*	Previously filed.
**	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the SEC or its staff upon request.
***	Filed herewith.

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Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i), (1)(a)(ii), and (1)(a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(e) that, for purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. (e) that, for purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Vancouver, British Columbia, on July 10, 2025.

BRIACELL THERAPEUTICS CORP.

By:	/s/ Dr. William V. Williams
Name:	Dr. William V. Williams
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. William V. Williams	President, Chief Executive Officer and Chairman	July 10, 2025
Dr. William V. Williams	(Principal Executive Officer)

/s/ Gadi Levin	Chief Financial Officer	July 10, 2025
Gadi Levin	(Principal Financial and Accounting Officer)

*	Chairman, Director	July 10, 2025
Jamieson Bondarenko

*	Director	July 10, 2025
Dr. Rebecca Taub

*	Director	July 10, 2025
Vaughn C. Embro-Pantalony

*	Director	July 10, 2025
Martin Schmieg

*	Director	July 10, 2025
Dr. Jane Gross

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